Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146334

The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell, nor do they seek offers to buy securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 26, 2009
PROSPECTUS SUPPLEMENT
(to Prospectus, dated November 15, 2007)
REPUBLIC OF SOUTH AFRICA
US$
6.875% Notes due 2019
     The 6.875% Notes due May 27, 2019 (the “Notes”) bear interest at the rate of 6.875% per year, accruing from May 27, 2009. Interest on the Notes is payable on May 27 and November 27 of each year, commencing November 27, 2009. The Notes mature on May 27, 2019. The Notes are not redeemable prior to maturity.
     Application has been made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under Directive 2003/71/EC (the “Prospectus Directive”), to approve this Prospectus Supplement together with the accompanying Prospectus as a prospectus for the purposes of the Prospectus Directive.
     Application has been made to the Luxembourg Stock Exchange for the Notes to be admitted to trading on the Luxembourg Stock Exchange’s regulated market (which is a regulated market for the purpose of the Market and Financial Instruments Directive 2004/39/EC) and to be listed on the official list of the Luxembourg Stock Exchange.
     The Notes offered hereunder are being issued with the intent and purpose that upon approval of this Prospectus Supplement by the CSSF and listing and admission to trading on the Luxembourg Stock Exchange, they will be a further issuance of, and will be consolidated to form a single series with, the US$1,500,000,000 aggregate principal amount of South Africa’s outstanding 6.875% Notes due 2019 that were previously issued on May 27, 2009. The Notes offered hereunder may not form a single series with the May 27, 2009 Notes immediately upon closing. The total aggregate principal amount of the previously issued Notes and the Notes now being issued will be US$         .
     The Notes will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to South Africa’s outstanding external debt issued prior to May 16, 2003. Under these provisions, which are described beginning on page 11 of the accompanying Prospectus dated November 15, 2007 (the “Prospectus”), South Africa may amend the payment provisions of the Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes.
     Upon listing and admission to trading of the Notes offered hereunder on the Luxembourg Stock Exchange, copies of this Prospectus Supplement and the accompanying Prospectus dated November 15, 2007 may be obtained from the Luxembourg Stock Exchange website at http://www.bourse.lu.
     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     See “Risk Factors” beginning on page S-20 to read about certain risks you should consider before investing in the Notes.

	Per Note	Total
Public Offering Price(1)%		$
Underwriting Discount	%	$
Proceeds, before expenses, to South Africa	%	$

(1)	Plus accrued interest from May 27, 2009.
     The Underwriters expect to deliver the Notes in book-entry form only through the facilities of the Depository Trust Company, or DTC, on or about      , 2009.
The Joint Lead Managers for the Notes are:

Barclays Capital	J.P. Morgan
The Co-Lead Manager for the Notes is:
Standard Bank
The date of this Prospectus Supplement is        , 2009.

INTRODUCTION
     This Prospectus Supplement supplements the attached Prospectus relating to the debt securities and warrants of the Republic of South Africa (the “Republic” or “South Africa”). You should read this Prospectus Supplement along with the attached Prospectus, which together constitute a prospectus within the meaning of article 5 of directive 2003/71/EC. Both documents contain information you should consider when making your investment decision. Certain other documents are incorporated by reference into this Prospectus Supplement and the Prospectus. Please see “Documents Incorporated by Reference” in this Prospectus Supplement and “Incorporation of Certain Documents by Reference” in the Prospectus. If the information in this Prospectus Supplement differs from the information contained in the Prospectus, you should rely on the information in this Prospectus Supplement. Upon listing and admission to trading of the Notes offered hereunder on the Luxembourg Stock Exchange, a Listing Prospectus Supplement (the “Listing Prospectus Supplement”) will be filed with the Luxembourg Stock Exchange. You should read the Listing Prospectus Supplement once it becomes available on the website of the Luxembourg Stock Exchange (http://www.bourse.lu).
     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Republic or the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any exchange, purchase or sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus Supplement and the accompanying Prospectus is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Republic since such date.
     The Republic accepts responsibility for the information it has provided in this Prospectus Supplement and the Prospectus and, after having taken all reasonable care and to the best of its knowledge, confirms that:
     • the information contained in this Prospectus Supplement and the Prospectus is true and correct in all material respects and is not misleading, and
     • it has not omitted other facts the omission of which makes this Prospectus Supplement and the Prospectus as a whole misleading.
     The Notes are debt securities of the Republic, which are being offered under the Republic’s registration statement no. 333-146334 filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended. This Prospectus Supplement and the Prospectus are part of the registration statement. The Prospectus provides you with a general description of the securities that the Republic may offer, and this Prospectus Supplement contains specific information about the terms of the Notes. This document also adds, updates or changes information provided or incorporated by reference in the Prospectus. Consequently, before you decide to participate in the offering, you should read this Prospectus Supplement together with the Prospectus as well as the documents incorporated by reference in the Prospectus Supplement and Prospectus.
     A decision to participate or not participate in the offering will involve certain risks. It is important that you read “Risk Factors” beginning on page S-20 of this document.
     None of this Prospectus Supplement, the Prospectus nor any document incorporated by reference are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of South Africa or the Underwriters that any recipient of this Prospectus Supplement, the Prospectus or any document incorporated by reference should purchase Notes.

     You must comply with all laws that apply to you in any place in which you possess this Prospectus Supplement and the accompanying Prospectus. You must also obtain any consents or approvals that you need in order to purchase Notes. Neither the Republic nor the Underwriters is responsible for your compliance with these legal requirements. It is important that you read “Jurisdictional Restrictions” beginning on page S-39 of this Prospectus Supplement.
     The Republic has prepared the offering and is solely responsible for its contents. You are responsible for making your own examination of the Republic and your own assessment of the merits and risks of purchasing Notes pursuant to the offering. By purchasing Notes, you will be deemed to have acknowledged that:
     • you have reviewed the offering;
     • you have had an opportunity to request and review any additional information that you may need; and
     • the Underwriters are not responsible for, and are not making any representation to you concerning, the accuracy or completeness of the offering.
     The Republic and the Underwriters are not providing you with any legal, business, tax or other advice in the offering. You should consult with your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to purchase Notes.
     As used in this Prospectus Supplement, “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.
     In this Prospectus Supplement, all amounts are expressed in South African rand (“R”, “Rand” or “rand”), Euros (“€” or “euros”) or U.S. dollars (“US$”, “$” or “dollars”), except as otherwise specified.
     References in this Prospectus Supplement to fiscal years are to the Republic’s fiscal year beginning April 1 and ending March 31. For example, the 2010 fiscal year refers to the fiscal year beginning April 1, 2009 and ending March 31, 2010.
     The South African government is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the South African government. The South African government will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive any immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. The South African government reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the “Immunities Act”) with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the Immunities Act to sovereign immunity with respect to such action. Enforceability in South Africa of final judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws is subject, among other things, to the absence of a conflicting judgment by a South African court or of an action pending in South Africa among the same parties and arising from the same facts and circumstances and to the South African courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant and that enforcement would not violate South African public policy. In general, the enforceability in South Africa of final judgments of U.S. courts obtained other than by default would not require retrial in South Africa. In original actions brought before South African courts, there is uncertainty as to the enforceability of liabilities based on the United States federal securities laws. The South African courts may enter and enforce judgments in foreign currencies. See “Description of Debt Securities—Governing Law; Consent to Service” in the Prospectus.
     In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or (provided that the aggregate principal amount of Notes allotted does not exceed 105 per cent. of the aggregate principal amount of the Notes) effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However there is no assurance that the Underwriters (or any person acting on behalf of the Underwriters) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.
     This Prospectus Supplement and the Prospectus have been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently neither the Republic nor the Underwriters or any person who controls an Underwriter or any director, officer, employee or agent of the Underwriters or any affiliate of such person will accept any liability or responsibility whatsoever in respect of any difference between the Prospectus Supplement and the Prospectus distributed to you in electronic format and the Prospectus Supplement and the Prospectus in their original form.
     The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions is restricted by law. Persons who acquire this Prospectus Supplement and the accompanying Prospectus are required by the Republic and the Underwriters to inform themselves about, and to observe, any such restrictions. See “Jurisdictional Restrictions” in this Prospectus Supplement.
     We expect that delivery of the Notes will be made on or about the date specified on the cover page of this Prospectus Supplement, which will be the seventh business day following the date of this Prospectus Supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on the date of this Prospectus Supplement or the next three succeeding business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this Prospectus Supplement or the next three succeeding business days should consult their own advisor.

FORWARD-LOOKING STATEMENTS
     This Prospectus Supplement and the Prospectus contain certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933. Statements that are not historical facts, including statements with respect to certain of the expectations, plans and objectives of South Africa and the economic, monetary and financial conditions of the Republic, are forward-looking in nature. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date that they are made, and South Africa undertakes no obligation to publicly update any of them in light of new information or future events.
     Forward-looking statements involve inherent risks and uncertainties. South Africa cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:
• external factors, such as interest rates in financial markets outside South Africa and social and economic conditions in South Africa’s neighbors and major export markets; and
• internal factors, such as general economic and business conditions in South Africa, present and future exchange rates of the rand, foreign currency reserves, the ability of the South African government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

OVERVIEW OF THE ISSUE
     This Prospectus Supplement and the accompanying Prospectus contain information that should be read carefully before any decision is made with respect to the offering. Any decision to invest in the Notes by an investor should be based on consideration of the Prospectus Supplement and the accompanying Prospectus as a whole. You should read the entire Prospectus Supplement and the accompanying Prospectus carefully. The following overview is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Prospectus Supplement and the Prospectus. Each of the capitalized terms used in this overview and not defined herein has the meaning set forth elsewhere in this Prospectus Supplement. Following the implementation of the relevant provisions of the Prospectus Directive in each member state of the European Economic Area (each a “Member State”), no civil liability will attach to the Republic in any such Member State solely on the basis of this overview, including any translation thereof, unless it is misleading, inaccurate or inconsistent when read together with other parts of this Prospectus Supplement and the Prospectus. Where a claim relating to the information contained in the Prospectus Supplement or the accompanying Prospectus is brought before a court in a Member State, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the Prospectus Supplement and the accompanying Prospectus before the legal proceedings are initiated.
     This section provides information that supplements the information about South Africa that is included in South Africa’s Annual Report on Form 18-K, as amended, which was filed with the Commission on December 5, 2008 (“Annual Report”). To the extent that the information in this section differs from the information contained in South Africa’s Annual Report, you should rely on the information in this section.
     On February 11, 2009, the South African National Treasury released its 2009 Budget Review (“Budget Review”). South Africa filed the Budget Review with the Commission on February 20, 2009 under cover of Form 18-K/A (“Amendment No. 1”), which is incorporated by reference into this Prospectus Supplement and the Prospectus. On March 25, 2009, the South African Reserve Bank released its March 2009 Quarterly Bulletin (“March Quarterly Bulletin”). South Africa filed the March Quarterly Bulletin with the Commission on May 12, 2009 under cover of Form 18-K/A (“Amendment No. 2), which is incorporated by reference into this Prospectus Supplement and the Prospectus. On June 19, 2009, the South African Reserve Bank released its June 2009 Quarterly Bulletin (“June Quarterly Bulletin”). South Africa filed the June Quarterly Bulletin with the Commission on August 26, 2009 under cover of Form 18-K/A (“Amendment No. 3”), which is incorporated by reference into this Prospectus Supplement and the Prospectus. You should read the Budget Review, the March Quarterly Bulletin and the June Quarterly Bulletin in conjunction with the other information appearing elsewhere in this Prospectus Supplement and the Prospectus.
The Issuer
     South Africa has been an established constitutional democracy since 1994, when it held its first fully democratic national elections. South Africa has the most developed economy in sub-Saharan Africa, and based on purchasing power parity, South Africa’s gross domestic product (“GDP”) ranks it as the world’s 20th biggest economy, representing more than 35% of sub-Saharan Africa’s GDP in fiscal 2008. The major strengths of the South African economy are its services and manufacturing sectors, its strong physical and economic infrastructure and its abundant natural resources, including gold, platinum group metals and coal.
     On September 20, 2008, after the African National Congress, (“ANC”) announced its decision to recall President Thabo Mbeki from office, President Mbeki resigned and Cabinet member Kgalema Motlanthe was sworn in as president on September 25, 2008. On May 9, 2009, following the ANC’s victory in the April 2009 national elections, Jacob Zuma was inaugurated as the fourth democratically elected President of the Republic, with Kgalema Motlanthe as his deputy.
Economic Overview
     The impact of the global financial crisis on the world economy has been more severe than anticipated, and the deteriorating international environment significantly affects South Africa’s growth prospects. South Africa’s economic expansion, which began in September 1999 and was the longest South African business cycle upswing on record, turned to contraction in the last quarter of 2008, and in the first quarter of 2009, South Africa’s economy experienced an annualized 6.4% contraction, the worst quarterly performance since the early 1980s.
     Economic forecasts made at the time of the 2009-2010 National Budget (defined below), which estimated GDP growth of 1.2% for 2009, are expected to be revised lower in the Medium-Term Budget Policy Statement to be released in October 2009, South Africa recorded its worst quarterly performance since the 1980s in the first quarter of 2009, with real GDP contracting at an annualized rate of 6.4%. According to Statistics South Africa, South Africa’s real GDP contracted at an annualized rate of 3.0% in the second quarter of 2009. The most recent estimates by the World Bank, the Organisation for Economic Co-operation and Development and the International Monetary Fund for South Africa’s GDP growth for 2009 range from -1.5% to -2%. This period of economic contraction is likely to be characterized by rising unemployment, declining business profitability and the closure of some companies.
     South Africa’s response to the global downturn has taken into account several factors including (i) slowing export demand is leading to a contraction of production and employment in certain sectors, (ii) the extent of the drop in global demand is such that it cannot easily be offset in a relatively small economy such as South Africa’s, (iii) a substantial infrastructure spending increase is already built into the South African National Government’s (“National Government”) expenditure plans and (iv) it is costly to raise financing in the present circumstances as global capital markets strongly favor reserve currencies such as the U.S. dollar and the euro.
     In February 2009, the National Government, mindful of the deteriorating economic environment, and the need to bolster confidence, improve infrastructure and combat the negative impact of the slowdown, announced an expansionary budget (“2009-2010 National Budget”) which provided for a National Government deficit of 3.8% of GDP in the 2010 fiscal year. Concurrently, the borrowing requirement of the non-financial public sector was projected to rise to 7.5% of the GDP, almost double its value in the 2009 fiscal year. While recently expansionary policies have been embraced by fiscal authorities in most parts of the world, South Africa was in a favorable position because it did not first need to design and gear up for new expenditure programs, having already embarked on a much-needed infrastructure drive that was gaining momentum.
     The table below sets out the National Government’s consolidated expenditure by function for the 2009 fiscal year to the 2012 fiscal year, as set out in the 2009-2010 National Budget. The figures released in the 2009-2010 National Budget are due to be revised in the Medium-Term Budget Policy Statement, which will be released in October 2009.
Consolidated Government Expenditure

	Fiscal Year
					Average annual growth
	2009	2010	2011	2012	Fiscal Years
	Revised				2006 -	2009 -
R million	estimate	Medium-term estimates			2009	2012

General public services	48,131	51,257	54,379	56,087	17.5%	5.2%

Defense	30,778	34,708	35,527	38,030	6.3%	7.3%

Public order and safety	67,810	75,529	82,876	92,542	12.5%	10.9%

Police services	44,349	49,540	54,705	59,327	12.6%	10.2%

Law courts	10,343	11,808	12,748	13,704	17.1%	9.8%

Prisons	13,119	14,181	15,423	19,511	9.1%	14.1%

Economic affairs	126,157	179,559	177,722	160,592	25.4%	8.4%

General economic, commercial and labor affairs	24,716	29,186	29,305	30,196	19.6%	6.9%

Agriculture, forestry, fishing and hunting	15,926	15,992	17,583	19,788	18.4%	7.5%

	Fiscal Year
					Average annual growth
	2009	2010	2011	2012	Fiscal Years
	Revised				2006 -	2009 -
R million	estimate	Medium-term estimates			2009	2012

Fuel and energy	17,220	46,334	39,415	21,521	47.5%	7.7%

Mining, manufacturing and construction	2,984	2,891	2,823	2,965	13.0%	-0.2%

Transport	51,906	69,544	72,508	68,963	33.2%	9.9%

Communication	13,405	15,611	16,088	17,159	12.6%	8.6%

Environmental protection	5,146	5,589	6,191	6,512	11.3%	8.2%

Housing and community amenities	65,297	73,184	82,358	92,041	16.0%	12.1%

Housing development	15,915	19,576	20,837	23,337	27.2%	13.6%

Community development	29,922	29,721	35,572	38,745	33.5%	9.0%

Water supply	19,460	23,888	25,948	29,960	-3.3%	15.5%

Health	80,809	86,945	97,632	105,351	17.3%	9.2%

Recreation and culture	9,857	7,742	5,751	5,372	45.5%	-18.3%

Education	127,344	140,427	156,111	169,683	14.0%	10.0%

Social protection	105,441	118,128	129,058	140,033	13.4%	9.9%

Allocated expenditure	666,771	773,068	827,604	866,243	16.3%	9.1%

State debt cost	54,281	55,268	60,140	66,826	2.2%	7.2%

Contingency reserve	—	6,000	12,000	20,000	—	—

Consolidated expenditure(1)	721,052	834,336	899,744	953,069	14.9%	9.7%

Note:

(1)	Consisting of national, provincial, social security funds and selected public entities.
     South Africa’s revenue projections in the 2009-2010 National Budget also recognized the significantly weaker global environment, the effects of which are expected to be partially offset by the facts that the South African Revenue Service continues to improve its operational efficiency and that additional steps are proposed to support its modernization agenda.
     The table below sets out the estimates of revenue before tax proposals in the 2010 fiscal year. These revenue estimates were formed in early February 2009 assuming 1.2% and 3.0% GDP growth in 2009 and 2010, respectively, and do not reflect developments since such date. These estimates are based on projections and are subject to revision in light of economic and other developments. Official and updated growth estimates are expected to be presented at the time of the Medium-Term Budget Policy Statement in October 2009.

National Government Revenue

	Fiscal Year
		2010
		Before tax	2009 - 2010
R million	2009	proposals	% change(1)

Taxes on income and profits	383,483	403,590	5.2%

Persons and individuals	195,115	221,000	13.3%

Companies	165,378	161,000	-2.6%

Secondary tax on companies	20,018	19,000	-5.1%

Interest on overdue income tax	2,777	2,560	7.8%

Other taxes on income and profits	195	30	-84.6%

Taxes on payroll and workforce	7,327	7,750	5.8%

Skills development levy	7,327	7,750	5.8%

Taxes on property	9,477	10,420	10.0%

Securities transfer tax	3,664	4,300	17.4%

Transfer duties	4,931	5,340	8.3%

Other taxes on property	882	780	-11.6%

Domestic taxes on goods and services	201,132	216,832	7.8%

Value-added tax	154,340	168,807	9.4%

Specific excise duties	19,903	20,500	3.0%

Ad valorem excise duties	1,170	1,350	-15.4%

Levies on fuel	24,884	25,200	1.3%

Other domestic taxes on goods and services	835	975	16.8%

Taxes on international trade and transactions	23,134	25,287	9.3%

Customs duties	22,654	24,635	8.7%

Miscellaneous customs and excise receipts	480	652	35.8%

Stamp duties and fees	570	—	—

Total tax revenue	625,095	663,879	6.2%

Non-tax revenue	12,173	11,602	-4.7%

of which:

Mining leases and ownership(2)	708	325	-54.1%

Less: SACU payments	-28,921	-27,915	-3.5%

Main budget revenue	608,348	647,565	6.4%

Notes:

(1)	Percentage change 2009 fiscal year versus 2010 fiscal year estimate before tax proposals.

(2)	Mining leases and ownership has been reclassified from tax revenue to non-tax revenue (rent on land).
     On July 30, 2009, the South African National Treasury released updated data for the National Government’s actual expenditure and revenue for the 2009 and 2010 fiscal years. The table below sets out the National Government’s expenditure and revenue (i) for the month of June in each of the 2009 and 2010 fiscal years, (ii) through June 30 of each of the 2009 and 2010 fiscal years and (iii) through June 30 of each of the 2009 and 2010 fiscal years as a percentage of the 2009-2010 National Budget.
National Government Expenditure and Revenue

Expenditure	For the Month of June	Fiscal Year-to-date	% of Budget /
Fiscal Year	R million	R million	Preliminary outcome

2010	66,052	180,068	24.4%

2009	46,651	135,925	21.4%

Revenue	For the Month of June	Fiscal Year-to-date	% of Budget /
Fiscal Year	R million	R million	Preliminary outcome

2010	65,575	122,311	19.0%

2009	71,946	135,875	22.3%
State Owned Enterprises
     The growth in public spending contemplated in the 2009-2010 National Budget has resulted in increased capital expenditure by South Africa’s principal State Owned Enterprises (“SOEs”), especially Eskom Holdings Limited (“Eskom”), South Africa’s electricity generator and distributor, and Transnet Limited (“Transnet”), South Africa’s multi-modal transport company. In the speech given by the Minister of Finance during the State of the Nation Address on June 5, 2009, the Minister reiterated that foremost among the National Government’s responses to the economic crisis is the R787 billion infrastructure program and the National Treasury’s work to ensure that if Eskom, Transnet, the National Roads Agency or the water authorities need to borrow funds, the National Government will support them in doing so in the capital markets.
     The National Government has issued formal contractual guarantees in respect of certain indebtedness of the SOEs. Such guarantees are issued in accordance with the Public Finance Management Act (“PFMA”). All guarantees are issued jointly by the Minister of Finance and the Minister that is the “Executive Authority” for the relevant SOE under the PFMA. The National Government’s aim is for SOEs to borrow on the strength of their own balance sheets without explicit recourse to the National Government. However, if a clear need for shareholder support is identified, a guarantee for an SOE may be provided on application by the SOE. In such applications, SOEs need to provide a sound business case, ensuring long term financial sustainability. In extending guarantees, the National Government remains mindful of the guideline of 50% of GDP that it has set for total debt, provisions and contingent liabilities.
     Below is a summary of the recent guarantees issued by the National Government in respect of the Republic’s principal SOEs.
Eskom
     The National Government has approved guarantees totaling R175.97 billion over five years for Eskom’s capital expansion program. The guarantees will support existing debt issued under Eskom’s Domestic Medium Term Note Program (the ES26 bond (Eskom 2026, 7.85%, maturing 2 April 2026), the ES33 bond (Eskom 2033, 7.5%, maturing September 15, 2033) and two Floating Rate Notes (maturing 2026 and 2033)), together with the issuance of new debt locally and internationally in order to finance Eskom’s capital expenditure program. The guarantees are in addition to the provision of a R60 billion subordinated loan over the medium term. Due to this support from the National Government, in June 2009 Fitch Ratings changed Eskom’s national long-term rating outlook from “negative” to “stable.”
     In May 2009, Eskom submitted an interim tariff application to the National Energy Regulator of South Africa (“NERSA”) for a 34% nominal increase for the 2010 fiscal year. Based on an analysis of Eskom’s application and submissions from stakeholders and the public, on June 25, 2009 NERSA approved a 31.3% price increase on the average standard tariff effective July 1, 2009 to March 31, 2010. This increase includes a levy on the sale of electricity generated from non-renewable sources. Furthermore, the approved price increase on the average standard tariffs includes a limited price increase of 15% for both Eskom and municipalities’ poor customers. This is an interim measure until the implementation of inclining block rate tariffs designed to protect the poor, which is expected to occur during the next price determination. In the case of any future price increase applications, Eskom must submit such applications to NERSA six months prior to the required implementation date of the requested increase.
Transnet
     For the financial year ended March 31, 2008, the National Government continued to provide guarantees on parts of Transnet’s existing borrowings amounting to R19 billion. The guarantees apply to the T011 and T018 domestic bonds, which mature in April 2010 and July 2014, respectively, and the Euro 42 and Euro 42A Euro rand bonds, which mature in April 2028 and March 2029, respectively. Transnet’s favorable credit ratings had enabled Transnet to access the debt capital markets in the 2008 fiscal year without government support. No new guarantees have been issued by the National Government for Transnet indebtedness since 2005.
     On July 16, 2009, Moody’s downgraded Transnet’s senior unsecured long-term and short-term ratings to A3/Prime-2 from A2/Prime-1 and its subordinated debt rating to Baa1 from A3. This rating action followed the decision of Moody’s to downgrade South Africa’s sovereign local currency rating to A3 from A2 and to assign a stable outlook to the rating, which had a direct impact on the rating assigned to Transnet.
     For the financial year ended March 31, 2009, Transnet’s revenue increased by 11.6% compared to the year ended March 31, 2009. Notwithstanding the sharp downturn in economic activity internationally and in South Africa, the increase in revenue was partially due to the implementation of a new tariff for export coal (payable to Transnet). However, profits for the year after taxation decreased to R5 billion due primarily to increased depreciation and amortization charges as well as post-retirement benefit obligation costs.
South African Airways (Proprietary) Limited (“SAA”)
     In the 2009 fiscal year, a guarantee was issued by the National Government to assist SAA, South Africa’s national airline, in raising subordinated loans totaling R1.5 billion. These loans were required to fund the costs of Boeing B747-400 aircraft groundings.
     In the National Government’s 2010 fiscal year expenditure, an allocation of R1.5 billion was made in order for SAA to repay the subordinated loans backed by the R1.5 billion guarantee issued in the 2009 fiscal year.
Denel (Proprietary) Limited (“Denel”)
     In the 2009 fiscal year, guarantees totaling R1.3 billion were extended by the National Government to Denel, South Africa’s aerospace and defense products manufacturer. These guarantees were intended to provide support to the business while options for ensuring the long-term financial sustainability of the various business units were being investigated. The National Government also provided an additional guarantee of R550 million to Denel.
     In August 2009, the National Government turned down Denel’s request for a R1.8 billion capital injection. Denel has been required to continue the turnaround of its loss-making division Denel SAAB Aerostructures.
Land and Agricultural Development Bank of South Africa (“Land Bank”)
     On July 18, 2008, Land Bank, the state owned agricultural financier, requested and received an extension of an existing Letter of Undertaking from the National Government to maintain its required capital adequacy ratio of over 15% and to provide continued support to Land Bank’s lending activities.
     On August 17, 2009, prior to the release of Land Bank’s annual financial results, the Minister of Finance announced his approval of the recapitalization of Land Bank through an increased guarantee of R3.5 billion. This guarantee was extended to ensure that Land Bank is financially sustainable and will be a viable conduit to promote effective economic development in rural areas.
FIFA 2010 World Cup
     The National Government has given a total of 17 guarantees to the Fédération Internationale de Football Association (“FIFA”), either regarding spending on infrastructure or the supply of services in connection with the 2010 World Cup (see “— Recent Developments”).
Additional Support Given to SOEs
     On June 29, 2009, the National Government issued the South African National Roads Agency Ltd (“SANRAL”) a guarantee totaling R31.91 billion to be distributed as follows: R12.33 billion in the 2010 fiscal year, R12.31 billion in the 2011 fiscal year, R4.05 billion in the 2012 fiscal year and R3.22 billion in the 2013 fiscal year. This guarantee was issued to back loans that will be used to fund the Gauteng Freeway Improvement Project. It is expected that this guarantee will reduce borrowing costs for SANRAL.
     In his Budget Vote Speech on July 1, 2009, the Minister of Finance stated that the National Treasury intended to expand the callable capital of the Development Bank of Southern Africa (“DBSA”) from R4.8 billion to R20 billion. This additional capital will enable the DBSA to expand its loan book with a further R108 billion over the next five years, focusing mainly on poor municipalities that cannot access capital markets.
Recent Developments
Economic Developments
     Figures released in May 2009 by Statistics South Africa confirmed that after having recorded two consecutive quarters of negative growth, the Republic was experiencing its first recession since 1992.
     South Africa recorded its worst quarterly performance since the 1980s in the first quarter of 2009, with real GDP contracting at an annualized rate of 6.4%. According to Statistics South Africa, South Africa’s real GDP contracted at an annualized rate of 3.0% in the second quarter of 2009.
     South Africa is unlikely to realize the GDP growth rate of 1.2% projected at the time of the 2009-2010 National Budget. Economic forecasts made at the time of the 2009-2010 National Budget are expected to be revised lower in the Medium-Term Budget Policy Statement to be released in October 2009. The most recent estimates by the World Bank, the Organisation for Economic Co-operation and Development and the International Monetary Fund for South Africa’s GDP growth for 2009 range from -1.5% to -2.0%.
     The South African Reserve Bank’s (“SARB”) Monetary Policy Committee (“MPC”) released a statement on August 13, 2009 providing further detail on the South African economy as of the end of the second quarter of 2009. The MPC’s statement indicated that manufacturing production declined at a year-on-year rate of 17.1% in June 2009 and by 3.0% in the second quarter of 2009 compared with the first quarter of 2009. The utilization of production capacity in manufacturing in May 2009 was 78%, down from 84.4% in May 2008. The Kagiso/BER Purchasing Managers’ Index (“PMI”) declined in July 2009, indicating that the difficult conditions in the manufacturing sector are likely to persist.
     Household consumption expenditure growth continued to contract during the second quarter and July of 2009. New vehicle sales declined again in July, with total vehicle sales declining by 4.5% in July 2009 compared with June 2009. Total vehicle exports declined by 12% in July 2009 on a month-on-month basis, and by 60.3% on a year-on-year basis. Real retail trade sales contracted at a seasonally adjusted rate of 3.6% in the second quarter of 2009 compared with the first quarter of 2009. On a year-on-year basis, retail sales declined by 6.7% in June 2009. The FNB/BER consumer confidence index increased moderately in the second quarter of 2009, although it is still at very low levels compared to previous years.
     The weak state of domestic demand is reflected in the rate of credit extension to the private sector. Year-on-year growth in total loans and advances of banks to the private sector declined from 6.3% in April 2009 to 2.2% in June 2009. On a quarter-on-quarter basis, negative growth of 1.8% was measured in the second quarter of 2009. Year-on-year growth in mortgage advances moderated to 8.2% in June 2009, while installment sales, credit and leasing finance, as well as other loans and advances experienced negative year-on-year growth. These declines are due in part to stricter lending criteria being applied by banks.
     The impact of negative wealth effects on domestic consumption expenditure may have dissipated somewhat with the partial recovery of equity prices in the local and global markets. Since the beginning of the year, the all-share index on the Johannesburg Stock Exchange has increased by about 14%. However, the index is still significantly below the levels reached in 2008. The various housing price indices all show that housing prices continued to decline in July 2009, but the pace of decline appears to be moderating.
     The exchange rate of the rand has remained relatively volatile during 2009 but has stayed within a narrower range since May 2009 due to a decline in global risk aversion. The exchange rate of the rand fluctuated between approximately R7.68 to the U.S. dollar and R8.32 to the U.S. dollar between June and August 2009. Since the beginning of 2009, the nominal effective exchange rate of the rand has appreciated by approximately 13% against the U.S. dollar.

     Despite holding up relatively well in 2008, revenue collection has deteriorated and at the end of June 2009 stood at approximately R19 billion below the benchmark target for revenue. The Minister of Finance recently warned that if the trend continues, it is expected that South Africa could find itself as much as R50 to R60 billion below its target by the end of the year. If National Government spending remains as budgeted, South Africa’s deficit will be higher than the estimate made in February. However, the National Treasury has stated that it believes that South Africa’s low debt to GDP ratio coupled with its relatively strong fiscal position, will enable South Africa to maintain its present spending level and increase its borrowings to offset the expected revenue loss.
     On August 13, 2009, the MPC cut the key monetary policy interest rate by a further 50 basis points to 7.0% effective August 14, 2009, bringing the total rate cuts since December 2008 to 500 basis points. According to the MPC’s June 13, 2009 statement, the year-on-year inflation rate as measured by the consumer price index (“CPI”) for all urban areas declined from 8% in May 2009 to 6.9% in June 2009. The main contributors to the inflation outcome were food and non-alcoholic beverages, housing and utilities, and miscellaneous goods and services. Each of these categories contributed 1.6 percentage points to CPI inflation. Gasoline prices declined at a year-on-year rate of 25%, despite a 17 cent per liter increase in the price of gasoline in June 2009. Administered price inflation, excluding gasoline prices, measured 9.1% in June 2009, with electricity prices increasing by 28.6%.
     Producer prices declined at a year-on-year rate of 4.1% in June 2009, compared with a decline of 3.0% in May 2009. Prices of mining and chemical products were the main contributors to this trend, but there was also further moderation in food price inflation. In June 2009, food price inflation declined to an annualized rate of 9.8%, compared with an annualized rate of 16.1% in January 2009. In June 2009, prices of agricultural products declined at a year-on-year rate of 1.7%, while prices of manufactured food products increased at a rate of 3.7%, compared with a rate of 6.2% in May 2009.
     The CPI inflation forecast by the staff of the SARB as of August 2009 remained more or less unchanged compared with the previous forecast. However, CPI inflation is still expected to continue its moderate downward trend and to enter the SARB’s target range during the second quarter of 2010. It is expected to remain within the target range for the rest of the forecast period ending in 2011.
     These projections of the SARB are broadly in line with the Reuters consensus survey of private sector analysts. The most recent survey for July 2009 indicates that analysts expect inflation to decline to within the inflation target range during the second quarter of 2010 and to average 5.8% and 5.6% in 2010 and 2011, respectively. Expectations derived from the yield differential between conventional government bonds and inflation-linked bonds have remained within the SARB’s inflation target range over the short to medium-term maturities.
     Other adverse cost pressures include administered price increases, particularly electricity prices and wage increases, which have generally been in excess of inflation. According to Andrew Levy Employment publications, wage settlements in the first six months of 2009 averaged 9.7%. In the first quarter of 2009, the increase in unit labor cost over four quarters amounted to 11.2%.
National Elections
     In February 2009, President Kgalema Motlanthe officially proclaimed April 22, 2009 the date for South Africa’s fourth democratic general election. On March 12, 2009, the Constitutional Court ordered that all South African citizens registered to vote and those citizens who would be abroad on the election day, would be entitled to vote in the election for Parliament’s National Assembly on April 22, 2009.
     In total, approximately 23 million South Africans registered to vote in the national and provincial elections, compared to the approximately 20.6 million people registered to vote in the 2004 elections. The Independent Electoral Commission approved the candidate lists of 42 political parties that contested the national and provincial elections. Of these parties, 28 political parties were registered to contest the national election for Parliament’s National Assembly. Of these 28, 11 political parties applied to contest all nine provincial legislatures, 14 political parties applied to contest only some provinces and three parties applied to contest only election to the National Assembly.
     On April 22, 2009, a total of 17,680,729 South Africans cast their votes. The elections of April 22, 2009 were considered fair, transparent and credible by the Independent Electoral Commission. The official general election results were announced on April 25, 2009. The ruling ANC won the elections, receiving 65.9% of the votes cast in respect of the national elections. The Democratic Alliance remained the official opposition of the ANC with 16.66% of the votes, and the Congress of the People, the party formed in 2008 as a break-away from the ANC, came in third with 7.42% of the votes.
     The table below sets out the National and Provincial Assembly seats secured by political parties following the general elections.

	Number of seats in		Number of seats in
Political Party	National Assembly		Provincial Assembly
African National Congress	264	(66%)	126	(68.48%)
Democratic Alliance	67	(16.75%)	16	(8.7%)
Congress of the People	30	(7.5%)	16	(8.7%)
Inkatha Freedom Party	18	(4.5%)	9	(4.9%)
United Democratic Movement	4	(1%)	3	(1.63%)
Freedom Front Plus	4	(1%)	3	(1.63%)
Independent Democratic Party	4	(1%)	3	(1.63%)
African Christian Democratic Party	3	(0.75%)	3	(1.63%)
United Christian Democratic Party	2	(0.5%)	1	(0.54%)
Azanian People’s Organisation	1	(0.25%)	1	(0.54%)
Azanian People’s Convention	1	(0.25%)	1	(0.54%)
Minority Front Party	1	(0.25%)	1	(0.54%)
Pan Africanist Congress of Azania	1	(0.25%)	1	(0.54%)
     On May 9, 2009, following the ANC’s victory in the April 2009 national elections, Jacob Zuma was inaugurated as the fourth democratically elected President of the Republic and Kgalema Motlanthe was sworn in as Deputy President.
     Various corruption, fraud and other charges against Mr. Zuma were set aside by the Durban High Court on September 12, 2008, following a ruling that Mr. Zuma should have been given the right to make representations to the National Prosecuting Authority (“NPA”) regarding the charges against him. However, on January 12, 2009, the Supreme Court of Appeal held that the Durban High Court erred in its ruling. The matter was taken on appeal to South Africa’s highest court, the Constitutional Court, and the matter was set to be heard on May 12, 2009. However, on April 6, 2009, the NPA announced that it had dropped the corruption charges against Mr. Zuma, citing political interference in the legal process.
     On May 10, 2009, President Zuma announced his Cabinet, as well as some structural changes to the National Government. Several departments have been split and new departments have been created. He also announced his intention to form a National Planning Commission (“NPC”) which will be based in the Presidency. The NPC will be responsible for strategic planning for the country to ensure adherence to the “National Plan” by all spheres of the National Government. The aim of the NPC is for the National Government to take a more comprehensive view of the Republic’s socio-economic development. The NPC will be headed up by the outgoing Minister of Finance, Trevor Manuel. Trevor Manuel’s replacement as Minister of Finance is Pravin Gordhan, who has headed the South African Revenue Service for the past decade.
     Key structural changes in the National Government are as follows:

•	The Department of Minerals and Energy will be split into two separate departments, one for mining, headed up by Susan Shabangu, and one for energy, headed up by Dipuo Peters;

•	the Department of Education will be split into two separate departments, one for basic education, headed up by Angie Motsheka, and the other for higher education and training, headed up by Dr. Blade Nzimande;

•	the Department of Housing will be called the Department of Human Settlements to take on a more holistic focus, and will be headed up by mining magnate Tokyo Sexwale;

•	the Department of Land Affairs will be renamed the Department of Rural Development and Land Reform, and will be headed up by Gugile Nkiwinti;

•	the Department of Water Affairs and Forestry will partially merge with the Department of Environmental Affairs and Tourism to become the Department of Water and Environmental Affairs, which will be headed up by Buyelwa Sonjica;

•	a new Department of Economic Development has been established to focus on economic policy-making. The implementation functions with respect to economic policy-making will remain with the Department of Trade and Industry;

•	the Department of Agriculture will become the Department of Agriculture, Fisheries and Forestry;

•	the Department of Provincial and Local Government will become the Cooperative Governance and Traditional Affairs office;

•	a new ministry has been created for Women, Youth, Children and People with Disabilities; and

•	there will also be additional monitoring and evaluation competency in the Presidency to monitor and evaluate the performance of the National Government in all three spheres. There will therefore be two Ministers in the Presidency: one for the NPC and one for monitoring, evaluation and administration within the Presidency.
     Other key appointments include Barbara Hogan as Minister of Public Enterprises, who was replaced by Aaron Motsoaledi as Health Minister, Ebrahim Patel as Minister of the newly-formed Ministry of Economic Development, Rob Davies as Minister of Trade and Industry and former Foreign Minister Nkosazana Dlamini-Zuma as Home Affairs Minister. Dlamini-Zuma’s replacement, as Minister of the renamed Department of International Relations and Cooperation, is Maite Nkoana-Mashabane. Nathi Mthethwa retains his position as Minister of Safety and Security, but this ministry will now be called the Police Ministry.
     On July 29, 2009, President Jacob Zuma appointed Bheki Cele as the new National Commissioner of Police. Cele took over the role from former National Police Commissioner Jackie Selebi on August 1 2009. Cele previously held the positions of KwaZulu Natal MEC for Transport and Community and Safety Liaison.
     On August 6, 2009, Constitutional Court Judge Sandile Ngcoco was nominated by President Jacob Zuma to be appointed as the next Chief Justice. Chief Justice Pius Langa will retire from his role towards the end of this year. Judge Ngcobo has served as a judge in the Western Cape High Court, a judge and presiding judge in the Labour Appeal Court and was also part of the Amnesty Commission at the Truth and Reconciliation Commission.
2010 FIFA World Cup and 2009 FIFA Confederations Cup
     During June and July 2010, South Africa will host the 2010 FIFA Soccer World Cup (the “World Cup”).
     The National Government has made over R31 billion available to support the preparations for the World Cup, part of which will be spent to honor the 17 guarantees made to FIFA. The 2009 National Budget makes a provision for a “stadiums development grant” in order to provide funding for the design and construction of the 10 World Cup stadiums, totaling R1.9 billion in the fiscal years ending March 31, 2010 and 2011. The National Budget also made provisions for a new grant, “the 2010 FIFA World Cup host city operating grant”, aimed at assisting cities with the hosting of the 2009 FCC and the World Cup. The grant has been allocated R508 million in the fiscal year ending March 31, 2010 and R210 million in the fiscal year ending March 31, 2011. With these and other strong budgetary commitments, the Local Organising Committee (“LOC”) for the World Cup indicated that it is confidant that South Africa is in a strong position to deliver on all its FIFA commitments in 2009 and 2010.
     In the 2009 Budget Speech, the Minister of Finance re-iterated the National Government’s commitment to make additional policing capacity available during the World Cup and to increase safety and security presence at border posts. Accordingly, the South African Police Service (“SAPS”) will spend R640 million on the deployment of 41,000 officers specifically for the event and R665 million on the procurement of special equipment. Through recruitment, SAPS is also making steady progress to have 190,000 additional personnel by the start of the World Cup.
     In the 2009 Budget Speech, the Minister of Finance indicated that output growth was expected to increase in 2010 due to a variety of factors including the World Cup.
     The Department of Sport and Recreation recently announced that four of the stadiums playing host to the 2009 FCC have been handed over to the LOC. In January 2009, the LOC confirmed that a further five stadiums would be completed by the end of October 2009, while the 68,000-seat Green Point stadium, in Cape Town, would be handed over to FIFA in December 2009.
     As a precursor to the World Cup, South Africa successfully hosted the 2009 FIFA Confederations Cup (“2009 FCC”) from June 14 to June 28, 2009. FIFA president Sepp Blatter hailed the 2009 FCC as a success, giving the organization of the 2009 FCC a score of 7.5 out of 10. Blatter indicated to the media that he was satisfied with the way the 2009 FCC had been run and looked forward to the World Cup. In particular, security had been under scrutiny during the 2009 FCC and had passed the test. However, Blatter also said that South Africa had to do a little more to ensure that things ran smoothly during the World Cup. Blatter cited logistics, transport and accommodation as areas where improvement is required.
Actions taken by Rating Agencies
     In June 2009, Standard & Poor’s announced that it affirmed South Africa’s long term foreign currency rating at BBB+ and local currency rating of A+ with a negative outlook. The affirmation, according to Standard & Poor’s, reflects the Republic’s prudent macroeconomic policies, moderate debt burden and stable political institutions. The affirmation by Standard & Poor’s followed shortly after Japan-based rating agency Ratings and Investment Information, Inc.’s affirmation of South Africa’s foreign currency issuer rating of A- with a negative outlook, and domestic currency issuer rating of A with a negative outlook. In July 2009, Moody’s upgraded South Africa’s foreign currency rating to A3, which, according to Moody’s, reflected the build-up in official foreign currency reserves and a net foreign asset position in the banking system, which had been achieved in spite of large current account deficits in recent years. On July 27, 2009, Fitch Ratings affirmed all of its sovereign ratings for South Africa.

The Offering

Issuer:	Republic of South Africa.

Securities Offered:	6.875% Notes due 2019.

Maturity Date:	May 27, 2019.

Aggregate Principal Amount:	US$ .

Issue Price:	% of the principal amount of the Notes, plus accrued interest, if any, from May 27, 2009.

Issue Date:	The Notes are expected to be issued on or about , 2009.

Interest Rate:	6.875% per annum.

Interest Calculations:	Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest Payment Dates:	May 27 and November 27 of each year, commencing November 27, 2009.

Redemption:	The Notes are not subject to redemption prior to maturity. At maturity, the Notes will be redeemed at par.

ISIN:	Upon approval by the CSSF and listing and admission to trading on the Luxembourg Stock Exchange, US836205AM61.

CUSIP:	Upon approval by the CSSF and listing and admission to trading on the Luxembourg Stock Exchange, 836205AM6.

Common Code:	Upon approval by the CSSF and listing and admission to trading on the Luxembourg Stock Exchange, 043079344.

Status and Ranking:	Upon issuance, the Notes will be our direct unconditional and general obligations and will rank equally with our other external debt denominated in currencies other than Rand which is (i) payable to a person or entity not resident in South Africa and (ii) not owing to a South African citizen. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying Prospectus.

Single Series:	The Notes will be issued with the intent and purpose that upon approval of this Prospectus Supplement by the CSSF and listing and admission to trading on the Luxembourg Stock Exchange, they will be a further issuance of, and will be consolidated to form a single series with, the US$1,500,000,000 aggregate principal amount of South Africa’s outstanding 6.875% Notes due 2019 that were previously issued on May 27, 2009. This may not occur immediately upon closing.

Markets:	The Notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting” and “Jurisdictional Restrictions.”

Listing and admission to trading:	Application has been made to list and trade the Notes on the regulated market “Marché Officiel” of the Luxembourg Stock Exchange, Bourse de Luxembourg. Listing will be made on the official list of the Luxembourg Stock Exchange.

Form:	The Notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of US$100,000 and integral multiples of US$1,000 in excess thereof.

Clearance and Settlement:	Beneficial interests in the Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the Notes will be issued in definitive form. Investors may elect to hold interests in the Notes through DTC, Euroclear or Clearstream Banking Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Global Clearance and Settlement.”

Paying Agent in Luxembourg:	Deutsche Bank Luxembourg S.A.

Payment of Principal and Interest:	Principal and interest on the Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC. See “Description of the Notes — Payment” and “Global Clearance and Settlement — Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg.”

Default:	The Notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Notes prior to maturity. See “Debt Securities — Default” and “— Acceleration of Maturity” in the accompanying Prospectus.

Collective Action Securities:	The Notes will be designated collective action securities under the Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003, between the Republic and Deutsche Bank Trust Company Americas (the “Fiscal Agency Agreement”). The Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying Prospectus. The provisions described in this Prospectus Supplement will govern the Notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, we may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding Notes. Additionally, if an event of default has occurred and is continuing, the Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding Notes. These provisions are described in the sections entitled “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this Prospectus Supplement and “Collective Action Securities” in the accompanying Prospectus.

Sinking Fund:	None.

Prescription Period:	None.

Fiscal Agency Agreement:	The Notes will be issued pursuant to the Fiscal Agency Agreement.

Status:	The Notes constitute direct, unconditional, general and unsecured obligations of the South African government and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the South African government for moneys borrowed and guarantees given by South Africa in respect of money borrowed from others. The full faith and credit of the South African government has been pledged for the due and punctual payment of, and the due and timely performance of all the South African government’s obligations relating to, the Notes.

Taxation:	For a discussion of United States, South African and Luxembourg tax consequences associated with the Notes, see “Taxation” in this Prospectus Supplement. Investors should consult their own tax advisors in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Notes.

Principal of and interest on the Notes are payable by the Republic without withholding or deduction from South African withholding taxes to the extent set forth herein. See “Description of the Notes — South African Taxation.”

Governing Law:	The Notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the Notes, which will be governed by the laws of the Republic of South Africa.

Trading:	The Notes are expected to begin trading on a when-and-if-issued basis following the announcement of the results of the offering.

RISK FACTORS
     You should read this entire Prospectus Supplement and the accompanying Prospectus carefully. Words and expressions defined elsewhere in this Prospectus Supplement and the accompanying Prospectus have the same meanings in this section. Investing in the Notes involves certain risks. In addition, the purchase of the Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the Notes. You should make your own inquiries as you deem necessary without relying on the Republic or any Underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the Notes. You should consider, among other things, the following:
Risks Relating to the Notes
The trading market for debt securities may be volatile and may be adversely impacted by many events
     The market for the Notes issued by the Republic is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and European and other industrialized countries. There can be no assurance that events in South Africa, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the Notes or that economic and market conditions will not have any other adverse effect.
There could be no active trading market for the Notes
     The Notes are a new issue of securities with no established trading market. There can be no assurance that an active trading market for the Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application has been made to list and trade the Notes on the Regulated Market “Marché Officiel” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.
The Notes may not be a suitable investment for all investors
     You must determine the suitability of investment in the Notes in the light of your own circumstances. In particular, you should:
(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Notes and the merits and risks of investing in the Notes;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on your overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal or interest payments is different from your currency;

(iv)	understand thoroughly the terms of the Notes and be familiar with the behavior of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities
     An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.
     This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.
The Notes are unsecured
     The Notes constitute unsecured obligations of the Republic.
The Notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders
     The Notes contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the Notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes. See “Description of the Notes” in this Prospectus Supplement and “Collective Action Securities” in the accompanying Prospectus.
Legal investment considerations may restrict certain investments
     The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the Notes are legal investments for you, (2) the Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any Notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.
Risks Relating to the Republic
The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it
     The Republic is a sovereign state. Consequently, your ability to sue the Republic may be limited. See “Description of Debt Securities — Governing Law; Consent to Service” in the accompanying Prospectus.
     The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.
Certain economic risks are inherent in any investment in an emerging market country such as South Africa
     Investing in an emerging market country such as South Africa carries economic risks. These risks include economic instability that may affect South Africa’s economic results. Economic instability in South Africa in the past and in other emerging market countries has been caused by many different factors, including the following:
•	general economic and business conditions;

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange rates;

•	exchange controls;

•	wage and price controls;

•	foreign currency reserves;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.
     Any of these factors, as well as volatility in the markets for securities similar to the Notes, may adversely affect the value or liquidity of the Notes.
The Republic’s economy remains vulnerable to external shocks, including the current global economic crisis and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth
     The Republic’s economy remains vulnerable to external shocks, including the current global economic crisis. A significant decline in the economic growth of any of the Republic’s major trading partners, such as the European Union, could have a material adverse impact on the Republic’s balance of trade and adversely affect the Republic’s economic growth. The European Union is the Republic’s largest export market. A decline in demand for imports from the European Union could have a material adverse effect on South African exports and the Republic’s economic growth.
     In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other emerging market countries.
     There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets. In addition, there can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.
The Republic has a new presidential administration
     On May 9, following the ANC’s victory in the April 2009 elections, Jacob Zuma was inaugurated as the fourth democratically elected President of the Republic. President Zuma announced the members of his Cabinet on May 10, 2009. Although the newly-elected administration has repeatedly indicated that there will be no shift in economic policy, the impact of the change in administration on investor confidence in the Republic is uncertain. To the extent that such impact is adverse, this may adversely affect the value of the Notes.
There can be no assurance that South Africa’s credit rating will not change
     Long-term foreign currency debt of South Africa is currently rated BBB+ by Fitch Ratings and Standard & Poor’s and Baa1 by Moody’s. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in South Africa’s credit rating could adversely affect the trading price of the Notes.

USE OF PROCEEDS
     The net proceeds from the sale of the Notes are estimated to be US$      , after deduction of the underwriting concession and discount and of certain expenses payable by South Africa, estimated at US$      . South Africa will use the proceeds for the general purposes of the National Government. See “The External Sector of the Economy — Foreign Debt Arrangements” and “National Government Debt — Summary of External National Government Debt” in the Annual Report.

DESCRIPTION OF THE NOTES
     This Prospectus Supplement describes the terms of the Notes in greater detail than the Prospectus and may provide information that differs from the Prospectus. If the information in this Prospectus Supplement differs from the Prospectus, you should rely on the information in this Prospectus Supplement.
     The Notes are to be issued pursuant to an Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003 (the “Fiscal Agency Agreement”), between South Africa and Deutsche Bank Trust Company Americas (formerly named Bankers Trust Company), as Fiscal Agent (the “Fiscal Agent”). The following statements and the statements under “Description of Debt Securities” in the Prospectus briefly summarize some of the terms of the Notes and the Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note, described below, filed or to be filed by South Africa with the Commission.
     The Notes, issued in an aggregate principal amount of US$     , bear interest at the rate of 6.875% per annum and mature on May 27, 2019. Interest on the Notes is payable semi-annually on May 27 and November 27 of each year, commencing November 27, 2009, to the persons in whose names the Notes are registered at the close of business on the day preceding May 12 or November 12 (whether or not a business day), as the case may be. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.
     The Notes will be issued with the intent and purpose that upon approval of this Prospectus Supplement by the CSSF and listing and admission to trading on the Luxembourg Stock Exchange, they will be a further issuance of, and will be consolidated to form a single series with, the US$1,500,000,000 aggregate principal amount of South Africa’s outstanding 6.875% Notes due 2019 that were previously issued on May 27, 2009. This may not occur immediately upon closing.
     The Notes constitute direct, unconditional, general and unsecured obligations of the Republic and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the Republic for moneys borrowed and guarantees given by South Africa in respect of money borrowed from others. The full faith and credit of the Republic has been pledged for the due and punctual payment of, and the due and timely performance of all the Republic’s obligations relating to, the Notes.
     The Notes are collective action securities and contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to South Africa’s outstanding external debt issued prior to May 16, 2003. Under these provisions, South Africa may amend the payment provisions of the Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes. See “Description of Debt Securities—Collective Action Securities” in the Prospectus.
     The Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at par. Nevertheless, South Africa may at any time repurchase the Notes at any price in the open market or otherwise. South Africa may hold or resell the Notes it purchases or may surrender them to the Fiscal Agent for cancellation. Additional terms of the Notes are described in the Prospectus under “Description of Debt Securities.”
     The Fiscal Agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.
Form, Denominations and Registration
     The statements set forth in this Prospectus Supplement in this subsection and in “Definitive Notes” and in the section entitled “Global Clearance and Settlement” include summaries of certain rules and procedures of DTC, Clearstream Banking Luxembourg and Euroclear that affect transfers of interests in the Notes.
     The Notes will be issued as one or more Notes in book-entry form registered in the name of a nominee of DTC. Book-entry interests in the Notes and all transfers relating to such interests in the Notes will be reflected in the book-entry records of DTC. The depositary for DTC will be Deutsche Bank Trust Company Americas.
     Beneficial interests in the Notes, which will be in minimum denominations of US$100,000 and integral multiples of US$1,000 in excess thereof, will be represented in, and transfers of such beneficial interests will be effected through, accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.
     If you wish to hold securities through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream Banking Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.
     If you so choose, you may hold your beneficial interests in the Notes through Euroclear or Clearstream Banking Luxembourg, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the Global Notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.
     In sum, you may elect to hold your beneficial interests the Notes:
•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream Banking Luxembourg; or

•	through organizations that participate in such systems.
     DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. The ability of Euroclear or Clearstream Banking Luxembourg to take actions as a holder under the Notes or the Restated Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.
     As an owner of a beneficial interest in the Notes, you will generally not be considered the holder of any Notes under the Fiscal Agency Agreement.
     The laws of some states of the United States require that certain persons take physical delivery of securities in certificated form. Consequently, your ability to transfer interests in a U.S. dollar Note may be limited.
     Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the holders of the Notes under the Fiscal Agency Agreement or the Notes. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC and, if such person is not a participant in DTC, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes. South Africa understands that, under existing industry practice, in the event that any owner of a beneficial interest in the Notes desires to take any action that the registered owner, as the holder of such Notes, is entitled to take, the registered owner would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment
     Payment of principal of and interest on the Notes will be made to the nominee of DTC, as the registered owner. The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment therein of public and private debts. Upon receipt of any payment of principal of or interest on the Notes, participants’ accounts will be credited in accordance with applicable DTC rules and procedures. Neither South Africa nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
     Any moneys held by the Fiscal Agent in respect of the Notes and remaining unclaimed for two years after the amount becomes due and payable will be returned to South Africa, and the holder of such Note will thereafter look only to South Africa for any payment to which the holder may be entitled. See “Description of the Notes — Prescription” in this Prospectus Supplement.
Foreign Currency Risks
     An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.
     This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.
Prescription
     To the extent permitted by applicable law, the Notes will become void unless presented for payment within a period of 10 years following (i) the maturity date or (ii) if payment in full has not been received by the Fiscal Agent or Paying Agent on or prior to the maturity date, the date on which notice is given to holders of the Notes that payment in full has been received.
Definitive Notes
     South Africa will cause Notes to be issued in definitive form in exchange for Notes only if DTC, or the nominee thereof notifies South Africa in writing that it is no longer willing or able to discharge its responsibilities as depositary for the Notes properly, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and South Africa is unable to locate a qualified successor within 90 days after receiving such notice, or if an event of default has occurred and is continuing as described under “Description of Debt Securities— Events of Default” in the Prospectus. South Africa may also at any time and in its sole discretion determine not to have any of the Notes represented by the Global Notes. If any of the above events occurs, South Africa will reissue the Notes in fully certificated, registered form in minimum denominations of US$100,000 and integral multiples of US$1,000 in excess thereof and will recognize the registered holders of the definitive Notes as holders under the Fiscal Agency Agreement. Such Notes may be presented for registration of transfer or exchange at the office of the Fiscal Agent in The City of New York, at the office of the Fiscal Agent’s affiliate in London, England, or at the office of the Listing and Paying Agent in Luxembourg, and principal and interest will be payable at such offices, provided that interest may be paid by check mailed to the registered holders of the definitive Notes. In the event of the issuance of definitive Notes, South Africa will publish a notice in a leading newspaper with general circulation in Luxembourg announcing such issuance and, for as long as the Notes are listed on the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, the South African government will maintain a transfer agent and paying agent in Luxembourg.
     A definitive Note will be transferable in whole or in part in an authorized denomination upon the surrender of the certificate evidencing the definitive Notes to be transferred, together with the form of transfer duly endorsed on it completed and executed, at the specified office of any transfer agent. In the case of a transfer of only part of a definitive Note, a new certificate in respect of the balance not transferred will be issued to the transferor.
     In the event that definitive Notes are issued, the Transfer and Paying Agent and its specified office shall be as set forth at the end of this document, and payment of principal will be made only against presentation and surrender of the definitive Notes to the Transfer and Paying Agent. The South African government reserves the right at any time to vary or terminate the appointment of any transfer agent and paying agent and to appoint additional or other transfer agents and paying agents. If the South African government appoints additional or other transfer or paying agents in Luxembourg, notice of such change will be published in Luxembourg as set forth in the section entitled “Description of the Notes—Notices” in this Prospectus Supplement.
Replacement of the Notes
     Should any definitive Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as the South African government may require. Mutilated Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the Notes and shall be made at the specified office of the Fiscal Agent in The City of New York or the Listing and Paying Agent in Luxembourg set out at the end of this document.
Further Issues
     South Africa may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes, provided that such additional notes do not have, for purposes of United States federal income taxation, a greater amount of original issue discount, if any, than the Notes have as of the date of the issue of such additional notes.
Notices
     So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, South Africa will publish notices in a daily newspaper of general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, South Africa will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. South Africa will also publish all notices in London in the Financial Times and in New York in The Wall Street Journal. Notices shall be deemed to have been given on the date of their publication or, if published more than once on different dates, on the first date on which publication is made.
Luxembourg Paying Agent
     So long as Notes are listed on the regulated market “Marché Officiel” of the Luxembourg Stock Exchange (Bourse de Luxembourg) and the rules of such stock Exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Deutsche Bank Luxembourg S.A. to serve as its paying agent in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT
     As far as the Republic is aware, the information below has been accurately reproduced and no facts have been omitted which would render the reproduced information inaccurate or misleading. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.
Introduction
The Depository Trust Company DTC is:
•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.
     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.
     According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.
Euroclear and Clearstream Banking Luxembourg
     Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the Underwriters, securities brokers and dealers, banks, trust companies and other organizations. The Underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.
Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg
     The Republic will issue the Notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.
     These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

     The Republic and the Fiscal Agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once the Republic and the Fiscal Agent make payments to the registered holders, the Republic and the Fiscal Agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.
     DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.
     The Fiscal Agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.
     The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the Notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.
Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg
Trading Between DTC Purchasers and Sellers
     DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.
Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants
     Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the Notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.
Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser
     When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

     Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the Notes are credited to their accounts one day later.
     As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.
     Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring Notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.
Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser
     Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.
     If the Euroclear or Clearstream Banking Luxembourg participant selling the Notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.
     Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases Notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:
(a)	borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b)	borrowing the Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the Notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c)	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION
South African Taxation
     The following is a summary of certain material South African income tax consequences of the acquisition, ownership and disposition of the Notes. This summary deals only with the tax consequences for initial purchasers of the Notes who will hold the Notes as capital assets and who acquired the Notes at the issue price. This discussion does not cover all aspects of South African income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on the acquisition, ownership or disposition of Notes by particular investors.
Treatment of premium and/or discount as well as coupon interest on the Notes
     To the extent that the Holder acquires the Notes at a discount, i.e. where the issue price of the Notes is less than the principal amount, such discount would be regarded as “interest” for purposes of the South African Income Tax Act, No. 58 of 1962 (the “South African Income Tax Act”).
     Similarly, where the issue price of the Note is greater than the principal amount, the Holder will be considered to have acquired the Note at a premium.
     Section 24J of the South African Income Tax Act requires that the Holder of a Note spread the coupon interest and any premium or discount over the term of the Note using a predetermined rate referred to as the yield to maturity.
     However, under existing South African law all the amounts of “interest” as determined for purposes of section 24J will be exempt from any taxes, levies, imposts, duties, deductions, withholdings or other charges of whatsoever nature imposed, levied, collected, withheld or assessed by the South African government or any political subdivision or taxing authority thereof or therein (all of which are referred to herein as “South African Taxes”) so long as the beneficial owner of the relevant debt security is either:
(1) a natural person who is not a tax resident in South Africa as defined in the South African Income Tax Act, unless:
     •  that person caries on business in South Africa through a permanent establishment; or
     •  that person was physically present in South Africa for a period exceeding 183 days in aggregate during the relevant year of assessment; or
(2) a company, incorporated association, corporation or other corporate body which is not a resident, as defined in the South African Income Tax Act, which does not carry on business in South Africa through a permanent establishment.
     A company, incorporated association, corporation or other corporate body will be a resident of South Africa if it is incorporated, established or formed in South Africa or if it is effectively managed in South Africa, unless it is considered exclusively a resident of another country for purposes of the application of any agreement entered into between the governments of the Republic of South Africa and that other country for the avoidance of double taxation.
     A natural person will be a tax resident of South Africa if he or she is:
     •  ordinarily resident in South Africa, or
     •  physically present in South Africa for a period or periods exceeding 91 days in aggregate during the relevant year of assessment, as well as for a period or periods exceeding 91 days in aggregate during each of the preceding five years and for more than 915 days in the aggregate during those five preceding years of assessment, in which case that person will be a resident with effect from the first day of that relevant year of assessment.

Sale or Retirement of the Notes
     If a Holder sells or otherwise disposes of a Note that was held as a capital asset, the Holder will realize a capital gain or loss on the transaction. The capital gain would be equal to the difference between (1) the amount of cash received for such Note, other than the portion of such amount that is properly allocable to accrued interest, which will be treated as a payment of interest for South African income tax purposes to the extent not previously included in income, and (2) the Holder’s “adjusted tax basis” for such Note at the time of sale. Generally, the Holder’s “adjusted tax basis” for the Note will be equal to the price paid for the Note, reduced by any amortizable bond premium deducted with respect to the Note, and increased by any discount with respect to the Note that has previously been taken into income as interest by the Holder.
     However, please note that if the Holder of the Note is not a South African tax resident, the capital gain or loss would not be subject to South African capital gains tax, unless the Notes are attributable to a permanent establishment of the Holder situated in the Republic of South Africa.
Other taxes
     No stamp, transfer or similar taxes or duties will be payable in South Africa by holders of Notes in connection with the issue of the Notes, nor will any of these taxes be payable as a consequence of a subsequent transfer or redemption of the Notes.
Luxembourg Taxation
     The comments below are intended as a basic summary of certain tax consequences in relation to the purchase, ownership and disposition of Notes under Luxembourg law. Persons who are in any doubt as to their tax position should consult a professional tax adviser.
Withholding Tax
Luxembourg non-residents
     Under Luxembourg tax law currently in effect and subject to the application of the Luxembourg laws dated June 21, 2005 (the “Laws”) implementing the European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”) and several agreements concluded between Luxembourg and certain dependent or associated territories of the European Union (the “EU”), there is no withholding tax on payments of interest (including accrued but unpaid interest) made to Luxembourg non-resident holders of Notes. There is also no Luxembourg withholding tax, subject to the application of the Laws, upon repayment of principal or upon redemption, repurchase or exchange of the Notes.
     Under the Savings Directive and several agreements concluded between Luxembourg and certain EU dependent or associated territories, a Luxembourg based paying agent (within the meaning of the Savings Directive) is required commencing July 1, 2005 to withhold tax on interest and other similar income paid by it to (or under certain circumstances, to the benefit of) an individual resident in another Member State or in certain EU dependent or associated territories, unless the beneficiary of the interest payments elects for an exchange of information or the tax certificate procedure. The same regime applies to payments of interest and other similar income made to certain ‘residual entities’ within the meaning of Article 4.2 of the Savings Directive established in a Member State or in certain EU dependent or associated territories (i.e., entities which are not legal persons (the Finnish and Swedish companies listed in Article 4.5 of the Savings Directive are not considered as legal persons for this purpose), whose profits are not taxed under the general arrangements for the business taxation and that are not, or have not opted to be treated as, UCITS recognised in accordance with the Council Directive 85/611/EEC). The withholding tax rate is 20% increasing to 35% as from July 1, 2011. The withholding tax system will only apply during a transitional period, the ending of which depends on the conclusion of certain agreements relating to information exchange with certain third countries.
Luxembourg residents
     A 10% withholding (the “10% Luxembourg Withholding Tax”) tax has been introduced, commencing January 1, 2006 on interest payments made by Luxembourg paying agents (defined in the same way as in the Savings Directive) to Luxembourg individual residents or to certain residual entities that secure interest payments on behalf of such individuals (unless such entities have opted either to be treated as UCITS recognized in accordance with the Council Directive 85/611/EC or for the exchange of information regime). Only interest accrued after July 1, 2005 falls within the scope of this withholding tax. Income (other than interest) from investment funds and from current accounts provided that the interest rate is not higher than 0.75% is exempt from the withholding tax. Furthermore, interest which is accrued once a year on savings accounts (short and long term) and which does not exceed €250 per person and per paying agent is exempt from the withholding tax.
Income Taxation on Principal, Interest, Gains on Sales or Redemption
     Luxembourg non-residents
     Holders of Notes who are non-residents of Luxembourg and who have neither a permanent establishment, a permanent representative, nor a fixed base of business in Luxembourg with which the holding of the Notes is connected, will not be subject to taxes (income taxes and net wealth tax) or duties in Luxembourg with respect to payments of principal or interest (including accrued but unpaid interest), payments received upon redemption, repurchase or exchange of Notes or capital gains realized upon disposal or repayment of the Notes.
     Luxembourg residents
     Holders of Notes will not be deemed to be resident, domiciled or carrying on business in Luxembourg solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the Notes.
     Pursuant to the Luxembourg law of 23 December 2005 as amended by the law of 17 July 2008, Luxembourg resident individuals, acting in the course of their private wealth, can opt to self-declare and pay a 10% tax (the “10% Tax”) on interest payments made after 31 December 2007 by paying agents (defined in the same way as in the Savings Directive) located in an EU Member State other than Luxembourg, a Member State of the European Economic Area or in a State or territory which has concluded an international agreement directly related to the Savings Directive. The 10% Luxembourg Withholding Tax (see above section “Withholding tax — Luxembourg residents”) or the 10%Tax represents the final tax liability for the Luxembourg individual resident taxpayers receiving the payment in the course of their private wealth. Individual Luxembourg resident holders of Notes receiving the interest as business income must include interest income in their taxable basis; the 10% Luxembourg Withholding Tax levied will then be credited against their final income tax liability.
     Corporate holders of Notes who are tax resident in Luxembourg, or corporate holders of Notes who have a permanent establishment in Luxembourg with which the holding of the Notes is connected, must for income tax purposes include any interest receivable in their taxable income as well as the difference between the sale or redemption price (including accrued but unpaid interest) and the lower of the cost or book value of the Notes sold or redeemed and will be subject to net wealth tax. They will not be liable for any Luxembourg income tax on repayment of principal.
     Luxembourg resident individual holders of Notes are not subject to taxation on capital gains upon the disposition of the Notes, unless the disposition of the Notes precedes the acquisition of the Notes or the Notes are disposed of within six months of the date of acquisition of these Notes. Upon a redemption, repurchase or exchange of the Notes, accrued but unpaid interest will be subject to the 10% Withholding Tax or to the 10%Tax if the Luxembourg resident individuals opt for the 10% Tax.. Individual Luxembourg resident holders of Notes receiving the interest as business income must however include the portion of the redemption price corresponding to accrued but unpaid interest in their taxable income. The 10% Luxembourg Withholding Tax levied will be credited against their final income tax liability.
     Luxembourg resident corporate holders of Notes which are companies benefiting from a special tax regime (such as holding companies subject to the law of July 31, 1929 as repealed, to the Law of 11 May 2007 on family estate management companies and undertakings for collective investment subject to the law of December 20, 2002 or February 13, 2007) are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e., corporate income tax, municipal business tax and net wealth tax).

Other taxes
     No stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by holders of Notes in connection with the issue of the Notes, nor will any of these taxes be payable as a consequence of a subsequent transfer or redemption of the Notes.
     There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Notes or in respect of the payment of interest or principal under the Notes or the transfer of the Notes. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to South Africa, if for Luxembourg value added tax purposes such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.
     Holders of Notes not permanently resident in Luxembourg at the time of death will not be subject to inheritance or other similar taxes in Luxembourg in respect of the Notes.
United States Taxation
     The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of Notes. This summary deals only with initial purchasers of Notes at the issue price that will hold the Notes as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of Notes by particular investors, and does not address state, local, foreign or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Notes as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar).
     As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes. The term “Non-U.S. Holder” means a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a non-resident alien individual, (ii) a corporation not created or organized under the laws of the United States or any State thereof, (iii) a foreign estate or trust, or (iv) a partnership all of whose partners are Non-U.S. Holders.
     The U.S. federal income tax treatment of a partner in a partnership that holds Notes will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of Notes by the partnership.
     The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.
U.S. Holders
Payments of Interest
     Interest on a Note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes. Interest paid on the Notes constitutes income from sources outside the United States. Prospective purchasers should consult their tax advisers concerning the applicability of the foreign tax credit and source of income rules to income attributable to the Notes.
Sale and Retirement of the Notes
     A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. A U.S. Holder’s tax basis in a Note will generally be its U.S. dollar cost reduced by any amortized premium (as discussed below). The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Gain or loss recognized by a U.S. Holder on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held by the U.S. Holder for more than one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a Note generally will be U.S. source.
Notes Purchased at a Premium
     A U.S. Holder that purchases a Note for an amount in excess of its principal amount may elect to treat the excess as “amortizable bond premium”, in which case the amount of interest on the Note required to be included in the U.S. Holder’s income each year will be reduced by the amount of amortizable bond premium allocable (based on the Note’s yield to maturity) to that year. The amount of amortizable bond premium for each taxable year is the sum of the daily portions of bond premium with respect to the Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the Note. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the bond premium allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year; and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of bond premium allocable to an accrual period equals the excess of (a) the sum of the payments of interest on the Note allocable to the accrual period over (b) the product of the Note’s adjusted acquisition price at the beginning of the accrual period and the Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The “adjusted acquisition price” of a Note at the beginning of any accrual period is the U.S. Holder’s purchase price for the Note, decreased by the amount of bond premium for each prior accrual period. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the U.S. Internal Revenue Service.
Backup Withholding and Information Reporting
     Payments of principal and interest on, and the proceeds of sale or other disposition of Notes by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations), are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.
Non-U.S. Holders
     Under United States federal income tax law as currently in effect, a Non-U.S. Holder will not be subject to United States federal income taxes, including withholding taxes, on payments of interest on the Notes, unless the interest income is effectively connected with the conduct of a trade or business within the United States. Further, any gain realized on any sale or exchange of the Notes by a Non-U.S. Holder will not be subject to United States federal income tax, including withholding tax, unless (i) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale, and either (A) the gain or income is attributable to an office or other fixed place of business maintained in the United States by the holder or (B) the holder has a tax home in the United States.
     The fiscal agent will be required to file information returns with the IRS with respect to payments made to certain United States persons on the Notes. In addition, certain United States persons may be subject to United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the fiscal agent, and may also be subject to information reporting and backup withholding requirements with respect to proceeds from a sale of the Notes. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of these information reporting requirements and backup withholding tax.
     A Note held by an individual holder who at the time of death is a nonresident alien will not be subject to United States federal estate tax.

UNDERWRITING
     Subject to the terms and conditions set forth in a Pricing Agreement, dated               , 2009, South Africa has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally and not jointly agreed to purchase, the principal amount of the Notes set forth opposite its name below. Under the terms and conditions of the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

Principal
Underwriters	Amount of Notes
Barclays Capital Inc.	US$
J. P. Morgan Securities Inc.	US$
Standard Bank Plc	US$

Total	US$

     The Notes are offered for sale in those jurisdictions in the United States of America and Europe where it is legal to make such offers.
     The Underwriters propose to offer the Notes initially at the public offering price on the cover page of this Prospectus Supplement and may offer the Notes to securities dealers at that price less a selling concession of      % of the principal amount of the Notes. After the initial public offering of the Notes, the Underwriters may change the public offering price and concession and discount to broker/dealers.
     In addition to the underwriting fee indicated on the cover page of this Prospectus Supplement, the Underwriters may receive a discretionary incentive fee of      % of the aggregate nominal amount of the Notes payable entirely at South Africa’s discretion.
     Each of the Underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction outside the United States except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on South Africa except as set forth in the Pricing Agreement.
     The Underwriters acknowledge that the Notes constitute controlled securities as defined in the South African Exchange Control Regulations, 1961 (as amended), and as such may not be acquired by any person who is a resident of South Africa except in accordance with such Regulations and the directives or authorities issued or granted by the Exchange Control Department of the South African Reserve Bank in respect of the Regulations from time to time.
     The Notes are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The Underwriters have agreed that they will not offer or sell the Notes, or distribute or publish any document or information relating to the Notes, in any jurisdiction without complying with the applicable laws and regulations of that jurisdiction. See “Jurisdictional Restrictions”. In particular, offers and sales of the Notes in the United States will be effected only by or through U.S. registered broker-dealers.
     In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or (provided that the aggregate principal amount of Notes allotted does not exceed 105 per cent. of the aggregate principal amount of the Notes) effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However there is no assurance that the Underwriters (or any person acting on behalf of the Underwriters) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

     South Africa has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.
     Certain of the Underwriters from time to time have performed various investment and commercial banking and advisory services for South Africa for which they have received customary fees and expenses. The Underwriters may engage in transactions with and perform services for South Africa in the ordinary course of their business.
     South Africa estimates that its total expenses for this offering, excluding fees and commissions, will be approximately US$     , including registration fees previously paid. South Africa estimates that its total expenses for this offering, including fees and commissions (but excluding any discretionary incentive fee that may or may not be payable), will be approximately US$     .

JURISDICTIONAL RESTRICTIONS
     The distribution of the offering materials and the transactions contemplated by the offering materials may be restricted by law in certain jurisdictions. Persons into whose possession the offering materials come are required by the Republic to inform themselves of and to observe any of these restrictions.
     The offering materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.
     In any jurisdiction in which the offering is required to be made by a licensed broker or dealer and in which an Underwriter, or any affiliate of an Underwriter is so licensed, it shall be deemed to be made by such Underwriter or such affiliate on behalf of the Republic.
Canada
Information for Canadian Investors
     No securities commission or similar authority in Canada has reviewed or in any way passed upon this Prospectus Supplement or the accompanying Prospectus or the merits of the securities described herein and any representation to the contrary is an offence.
Representations of Purchasers
     The Notes are being offered in Canada only in the provinces of Ontario and Quebec.
     Each Canadian investor who purchases Notes will be deemed to have represented to the Republic or any dealer who sells Notes to such purchaser that: (a) the offer and sale of the Notes was made exclusively through this Prospectus Supplement to the Prospectus and was not made through an advertisement of the Notes in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (b) such purchaser has reviewed and acknowledges the terms referred to below under “Resale Restrictions”; (c) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (d) such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is entitled under applicable Canadian securities laws to purchase such Notes without the benefit of a Prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in the case of a purchaser resident in Quebec, such purchaser is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”) and without the dealer having to be registered, (ii) in the case of a purchaser resident in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent (1) is an “accredited investor”, other than an individual, as defined in NI 45-106, and is a person to which a dealer registered as an international dealer in Ontario may sell Notes or (2) is an “accredited investor”, including an individual, as defined in NI 45-106 and is purchasing Notes from a registered investment dealer within the meaning of section 98 of the Regulation to the Securities Act (Ontario).
     In addition, each purchaser of Notes resident in Ontario who receives a purchase confirmation, by the purchaser’s receipt thereof, will be deemed to have represented to the Republic the dealer from whom such purchase confirmation was received, that such purchaser: (a) has been notified by the Republic (i) that the Republic is required to provide information (“personal information’”) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the number and value of any Notes purchased), which Form 45-106F1 is required to be filed by the Republic under NI 45-106; (ii) that such personal information will be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106; (iii) that such personal information is being collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) that such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (iv) that the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Assistant to the

Director of Corporate Finance at the OSC, Suite 1903, Box 5520 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8086; and (b) by purchasing Notes, such purchaser has authorized the indirect collection of the personal information by the OSC. Further, the purchaser acknowledges that its name, address, telephone number and other specified information, including the number of Notes it has purchased and the aggregate purchase price to the purchaser, may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable laws. By purchasing the Notes, the purchaser consents to the disclosure of such information.
Resale Restrictions
     The distribution of the Notes in Canada is being made on a private placement basis only and is exempt from the requirement that the Republic prepare and file a Prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the Notes must be made in accordance with applicable securities laws which may require resales to be made in accordance with exemptions from registration and Prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the Notes. Canadian investors should also refer to the restrictions listed hereunder for additional restrictions on resales under securities laws applicable to holders of the Notes.
     The Republic is not a “reporting issuer”, as such term is defined under applicable Canadian securities legislation, in any province or territory of Canada in which the Notes will be offered. Under no circumstances will the Republic be required to file a Prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the Notes to the public in any province or territory of Canada. Canadian investors are advised that the Republic currently does not intend to file a Prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the Notes to the public in any province or territory of Canada.
Taxation and Eligibility for Investment
     Any discussion of taxation and related matters contained in this Prospectus Supplement to the Prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Notes. Canadian investors should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by such investor under relevant Canadian legislation and regulations.
     Canadian investors should consult with their own legal and tax advisers regarding the Canadian federal income tax consequences of an investment in the Notes and should refer to “Taxation” contained in this Prospectus Supplement to the Prospectus for additional general information.
Rights of Action for Damages or Rescission
     Securities legislation in certain of the Canadian private placement provinces provides purchasers of securities pursuant to this Prospectus Supplement and the accompanying Prospectus with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this Prospectus Supplement and the accompanying Prospectus and any amendment to it contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.
Ontario
     Section 130.1 of the Securities Act (Ontario) provides that every purchaser of securities pursuant to an offering memorandum (such as this Prospectus Supplement and the accompanying Prospectus) shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser who purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that:
(a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

(b)	the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

(c)	the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.
     Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:
(a)	in the case of an action for rescission, 180 days from the day of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:
(i)	180 days from the day that the purchaser first had knowledge of the facts giving rise to the cause of action; or

(ii)	three years from the day of the transaction that gave rise to the cause of action.
     The rights referred to in section 130.1 of the Securities Act (Ontario) do not apply in respect of an offering memorandum (such as this Prospectus Supplement to the Prospectus) delivered to a prospective purchaser in connection with a distribution made in reliance on the exemption from the Prospectus requirement in section 2.3 of National Instrument 45-106 (the “accredited investor” exemption) if the prospective purchaser is:
(a)	a Canadian financial institution or a Schedule III bank,

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada), or

(c)	a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.
Language of Documents
     By its receipt of this document, each Canadian investor confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la reception de ce document, chaque investisseur canadien confirme par les presentes qu’il a expressement exige que tous les documents faisant foi ou se rapportant de quelque maniere que ce soit a la vente des valeurs mobilieres decrites aux presentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rediges en anglais seulement.
France
     Each of the Underwriters has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, the Notes to the public in France and that offers and sales of the Notes in France will be made only to providers of investment services relating to portfolio management for the account of third parties and/or to qualified investors (investisseurs qualifiés), as defined in Articles L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier, but excluding individuals referred to in Article D.411-1 II 2°.

     In addition, each of the Underwriters has represented and agreed that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in France this Prospectus Supplement and the accompanying Prospectus or any other offering material relating to the Notes other than to investors to whom offers and sales of Notes in France may be made as described above.
Germany
     Each of the Underwriters has represented and agreed that it has not offered or sold and that it will not offer or sell the Notes in the Federal Republic of Germany, except where such offer or sale is being made in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) as of June 22, 2005 and any other applicable laws and regulations in the Federal Republic of Germany governing the issue, sale and offering of securities.
Guernsey
     The Notes may not be offered, sold, transferred or delivered in the Bailiwick or Guernsey as part of their initial distribution or at any time thereafter, directly or indirectly, other than to persons who hold a license under the Protection of Investors (Bailiwick of Guernsey) Law, 1987; the Insurance Business (Bailiwick of Guernsey) Law, 2002; the Banking Supervision (Bailiwick of Guernsey) Law, 1994 or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc (Bailiwick of Guernsey) Law, 2000.
Hong Kong
     Each of the Underwriters has represented and agreed that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes subject to the terms of the offering which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.
Italy
     Each of the Underwriters represents that it has not offered, sold or delivered, and will not offer, sell or deliver any Notes or distribute copies of the Prospectus Supplement, the accompanying Prospectus or any other document relating to the Notes in the Republic of Italy except to “Professional investors”, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1st July 1998 (“Regulation No. 11522”), as amended, pursuant to Articles 30.2 and 100 of Legislative Decree No. 58 of 24th February 1998 (“Decree No. 58”), or in any other circumstances where an express exemption from compliance with the solicitation restrictions provided by Decree No. 58 or CONSOB Regulation No. 11971 of 14th May 1999, as amended, applies, provided however, that any such offer, sale or delivery of the Notes or distribution of copies of the Prospectus Supplement, the accompanying Prospectus or any other document relating to the Notes in the Republic of Italy must be:
(a)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1st September 1993 (“Decree No. 385”), Decree No. 58, Regulation No. 11522 and any other applicable laws and regulations:

(b)	in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue or placement of securities in Italy is subject to prior notification to the Bank of Italy, unless an exemption, depending inter alia, on the amount of the issue and the characteristics of the securities, applies; and

(c)	No. 385 and the implementing regulations and decrees; and

(d)	in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
Transfer Restriction in Italy
     Article 100-bis of Legislative Decree No. 58 of 24 February 1998 (as amended) affects the transferability of the Notes in Italy to the extent that an offer of Notes (or any part of such offer) is made solely to professional investors and such Notes are then transferred in Italy during the period of 12 months from the date of issue of the Notes. Where this occurs, professional investors will be liable to purchasers of the Notes who are non-professional investors for any default by The Republic in its payment obligations under the Notes if the Republic is or becomes insolvent, even where the sale by the professional investor took place at the express request of the purchaser. The above provisions will not apply where the professional investor, prior to any such transfer of Notes, delivered to the purchaser an information document containing all such information as is required by CONSOB. As at the date of this letter, CONSOB has not implemented any regulations specifying the content of such information document.
Singapore
     This Prospectus Supplement and the accompanying Prospectus have not been registered as a Prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and the accompanying Prospectus and any other document or material in connection with the sale of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to an accredited investor or other relevant person, or any person pursuant to Section 275(1 A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Republic of South Africa
     South African residents are subject to exchange controls and are obliged, in connection with any issue of Notes, to comply with the exchange control regulations promulgated by the South African Reserve Bank from time to time.
United Kingdom
     Each of the Underwriters has represented and agreed that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.
     Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

LEGAL MATTERS
     Certain legal matters will be passed upon for the Republic by the Chief Law Adviser of the Republic of South Africa. The validity of the Notes will be passed upon for the Underwriters by Linklaters LLP, counsel to the Underwriters. All statements in this Prospectus Supplement with respect to matters of South African law have been passed upon for the Republic by the Chief State Law Adviser, and for the Underwriters by Edward Nathan Sonnenbergs Inc. In rendering their opinions, Linklaters LLP will rely as to all matters of South African law upon Edward Nathan Sonnenbergs Inc.

GENERAL INFORMATION
     The Notes have been accepted for clearance and settlement through DTC, Euroclear and Clearstream Banking Luxembourg (CUSIP number 836205AM6, ISIN number US836205AM61, Common Code 043079344). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.
     The issue and sale of the Notes have been authorized by the Minister of Finance of the Republic of South Africa by virtue of a certificate of authorization pursuant to the authority conferred upon him by Sections 66(2)(a), 71 and 72 of the Public Finance Management Act, No. 1 of 1999 (as amended by the Public Finance Management Amendment Act, No. 29 of 1999), of the Republic of South Africa. Information included in this Prospectus Supplement that is identified as being derived from a publication of, or supplied by, the South African government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the South African government.
     Save as disclosed herein, in the Prospectus, Annual Report and Amendments to the Annual Report, since March 31, 2008 there has been no significant change to South Africa’s tax and budgetary systems, gross public debt, foreign trade and balance of payment figures, foreign exchange reserves, financial position or income and expenditure figures which is material in the context of the issue of the Notes.
     Save as disclosed herein, in the Prospectus, Annual Report and Amendments to the Annual Report, South Africa is not involved in any litigation, arbitration or administrative proceedings which are material in the context of the issue of the Notes nor, so far as South Africa is aware, are any such litigation, arbitration or administrative proceedings involving it pending or threatened.
     Save as disclosed herein, there have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which South Africa is aware) during the 12 months preceding the date of this Prospectus Supplement which may have or have had in the recent past significant effects, in the context of the issue of the Notes, or South Africa and its financial position.
     South Africa has appointed Deutsche Bank Luxembourg S.A. as the Luxembourg Listing Agent, as the intermediary between South Africa and the holders of the Notes and as the Luxembourg Transfer and Paying Agent, and, for so long as the Notes are listed on the Luxembourg Stock Exchange so long as the rules of the Luxembourg Stock Exchange so require, South Africa will maintain a listing agent, transfer agent and paying agent in Luxembourg. In the event of an issuance of definitive certificates, Deutsche Bank Luxembourg S.A., as Luxembourg Transfer and Paying Agent, will make payments of principal and interest and register transfers in the manner described in the section entitled “Description of Notes—Definitive Notes” in this Prospectus Supplement.
     Copies of the following documents will be available for inspection during usual business hours at the specified office of the Luxembourg Listing Agent: (a) the Amended and Restated Fiscal Agency Agreement (which will contain the form of the Global Notes) and (b) the authorization of the Minister of Finance of the Republic of South Africa pursuant to the Public Finance Management Act, No. 1 of 1999 (as amended by the Public Finance Management Amendment Act, No. 29 of 1999), authorizing the issue and sale of the Notes. In addition, copies of the Annual Report, the Amendments to the Annual Report and copies of the Republic’s National Budgets will be available in English, free of charge, at the specified office of the Luxembourg Listing Agent for so long as the Notes are outstanding or listed on the Luxembourg Stock Exchange. The Listing Prospectus Supplement and the documents incorporated by reference hereto will be available to view on the website of the Luxembourg Stock Exchange (http://www.bourse.lu) once the Notes have been listed and admitted to trading.
     South African counsel has advised that under laws and regulations relating to sovereign immunity in force at the date hereof, the irrevocable submission of South Africa pursuant to the Pricing Agreement and the Amended and Restated Fiscal Agency Agreement to the jurisdiction of any State or Federal court in The City of New York and the waivers by South Africa of any objection to the venue of a proceeding in any such court and of any immunity to jurisdiction to which it may otherwise be entitled or to any right to which it may be entitled based upon place of residence or domicile, are legal, valid and binding. Any judgment obtained in any State or Federal court in The City of New York arising out of or in relation to the obligations of South Africa under the Pricing Agreement and the Amended and Restated Fiscal Agency Agreement will be enforceable against South Africa in the courts of the Republic of South Africa without re-examination of the merits. Notwithstanding the foregoing, under the State Liability Act 20 of 1957 (the “State Liability Act”), no execution, attachment or like process shall be issued against South Africa or any property of South Africa. The State Liability Act requires that the amount, if any, which may be required to satisfy any judgment or order given or made against South Africa may be paid out of the National Revenue Fund. Accordingly, holders of Notes will only be entitled to enforce a judgment against South Africa or its property in South Africa by claiming against the National Revenue Fund.
     The Auditor General of South Africa serves as the external auditor of all national and provincial state departments and municipalities, subject only to the Constitution and the laws of South Africa. The Auditor General submits audit reports on the accounts, financial statements, financial management and the consolidated financial statements of all national and provincial state departments and municipalities to any legislature that has a direct interest in the audit.

DOCUMENTS INCORPORATED BY REFERENCE
     The table below sets out the page references containing the information incorporated by reference, as required by Article 11 of Directive 2003/7 I/EC, from (i) the Annual Report on Form 18-K for the Republic (for the purposes of this section, the “Issuer”) for the fiscal year ended March 31, 2008 filed with the Commission on December 5, 2008 and provided to the Luxembourg Stock Exchange, which contains the economic, financial and statistical information for fiscal years ended March 31, 2007, March 31, 2006, March 31, 2005, March 31, 2004 and March 31, 2003, and the six month period ended June 30, 2008, (ii) the Amendment to the Annual Report on Form 18-K/A, filed with the Commission on February 20, 2009 and provided to the Luxembourg Stock Exchange (“Amendment No.1”), (iii) the Amendment to the Annual Report on Form 18-K/A, filed with the Commission on May 12, 2009 and provided to the Luxembourg Stock Exchange (“Amendment No.2”) and (iv) the Amendment to the Annual Report on Form 18-K/A, filed with the Commission on August 26, 2009 and provided to the Luxembourg Stock Exchange (“Amendment No.3”).
     For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the table below but included in the documents incorporated by reference is given for information purposes only.

EC No. 809/2004 Item	Annual Report on Form 18-K for 2008 and the Amendments to the Annual Report
Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of South Africa — Government and Political Parties” on page 7 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of South Africa — Area and Population” on page 7 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report

Annex XVI, 3.4(a): Structure of the issuer’s economy	“The South African Economy” on pages 26 to 52 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report

Annex XVI, 3.4(b): Gross domestic product	“Summary Information — The Economy” on page 1 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; “Republic of South Africa — 2009 Budget Review — Economic Policy and Outlook” on pages 19 to 40 of Exhibit 99.C (Budget Review) to Amendment No. 1; “Quarterly Economic Review — Domestic economic developments — Domestic output” on pages 4 to 7 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2; “Quarterly Economic Review — Domestic economic developments — Domestic output” on pages 4 to 7 of Exhibit 99.F (June Quarterly Bulletin) to Amendment No. 3

Annex XVI, 3.5 South Africa’s political system and government	“Republic of South Africa — Government and Political Parties” on pages 7 to 12 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Finance — The National Budget Process” on pages 83 to 84 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report

Annex XVI, 4(b) Gross public debt of the issuer	“Tables and Supplementary Information” on pages 102 to 108 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; “Republic of South Africa — 2009 Budget Review — Asset and liability

EC No. 809/2004 Item	Annual Report on Form 18-K for 2008 and the Amendments to the Annual Report
management” on pages 71 to 86 of Exhibit 99.C (Budget Review) to Amendment No. 1; “Quarterly Economic Review — Public finance” on pages 52 to 63 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2; “Quarterly Economic Review — Public finance” on pages 52 to 63 of Exhibit 99.E (June Quarterly Bulletin) to Amendment No. 3

Annex XVI,4(c) Foreign Trade balance and balance of payments	“The External Sector of the Economy — Foreign Trade” on pages 69 to 73 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; “Republic of South Africa — 2009 Budget Review — Economic policy and outlook — Balance of payments” on page 27 of Exhibit 99.C (Budget Review) to Amendment No. 1; “Quarterly Economic Review — Foreign trade and payments” on pages 27 to 36 and “Quarterly Economic Review — Foreign trade and payments — International economic developments” on page 27 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2; “Quarterly Economic Review — Foreign trade and payments” on pages 21 to 31 and “Quarterly Economic Review — Foreign trade and payments — International economic developments” on page 21 of Exhibit 99.F (June Quarterly Bulletin) to Amendment No. 3

Annex XVI, 4(d) Foreign exchange reserves	“The External Sector of the Economy — Reserves and Exchange Rates” on page 77 to 78 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; “Quarterly Economic Review — Foreign trade and payments — International economic developments” on page 27 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2; “Quarterly Economic Review — Foreign trade and payments — International economic developments” on page 21 of Exhibit 99.F (June Quarterly Bulletin) to Amendment No. 3

Annex XVI, 4(e): Financial position and resources	“National Government Debt — Total Debt of the National Government” on page 98 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; “Republic of South Africa — 2009 Budget Review — Overview of the 2009 Budget” on pages 12 to 17 of Exhibit 99.C (Budget Review) to Amendment No. 1; “Quarterly Economic Review — Domestic economic developments” on pages 4 to 18 and “Quarterly Economic Review — Foreign trade and payments” on pages 27 to 36 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2; “Quarterly Economic Review — Domestic economic developments” on pages 4 to 18 and “Quarterly Economic Review — Foreign trade and payments” on pages 21 to 31 of Exhibit 99.F (June Quarterly Bulletin) to Amendment No. 3

EC No. 809/2004 Item	Annual Report on Form 18-K for 2008 and the Amendments to the Annual Report
Annex XVI, 4(f): Income and expenditure figures	“Public Finance — Consolidated Government Revenue” on pages 85 to 86 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; “Republic of South Africa — 2009 Budget Review — Overview of the 2009 Budget” on pages 12 to 17 of Exhibit 99.C (Budget Review) to Amendment No. 1; “Quarterly Economic Review — Foreign trade and payments — Domestic economic developments” on pages 4 to 18 and “Quarterly Economic Review — Foreign trade and payments” on pages 27 to 36 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 2; “Quarterly Economic Review — Foreign trade and payments — Domestic economic developments” on pages 4 to 20 and “Quarterly Economic Review — Foreign trade and payments” on pages 21 to 31 of Exhibit 99.F (June Quarterly Bulletin) to Amendment No. 3

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PROSPECTUS
Republic of South Africa
Debt Securities
and/or
Warrants to Purchase Debt Securities
          By this prospectus, the Republic of South Africa may offer debt securities and/or warrants to purchase debt securities with a maximum aggregate principal amount of up to US$3,000,000,000 (or the equivalent in other currencies or composite currencies).
          The Republic of South Africa may offer from time to time as separate issues one or more series of unsecured debt securities or warrants to purchase debt securities which will rank equally with its present and future unsecured and unsubordinated general obligations for moneys borrowed. The Republic of South Africa may offer debt securities in exchange for other debt securities or that are convertible into new debt securities.
          The Republic of South Africa will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus, or into any prospectus supplement carefully before you make any decision to invest in the debt securities or warrants to purchase debt securities. This prospectus may not be used to make offers or sales of debt securities or warrants to purchase debt securities unless accompanied by a prospectus supplement.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is November 15, 2007.

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that the Republic of South Africa filed with the Securities and Exchange Commission under a “shelf” registration process. Under this shelf process the Republic of South Africa may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of US$3,000,000,000. This prospectus provides you with a general description of the debt securities and warrants the Republic of South Africa may offer under this shelf process. Each time the Republic of South Africa sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about the Republic of South Africa, if necessary, and specific information about the terms of that offering.
          Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.
FORWARD-LOOKING STATEMENTS
          This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933. Statements that are not historical facts, including statements with respect to certain of the expectations, plans and objectives of the Republic of South Africa and the economic, monetary and financial conditions of the Republic of South Africa, are forward-looking in nature. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date that they are made, and the Republic of South Africa undertakes no obligation to publicly update any of them in light of new information or future events.
          Forward-looking statements involve inherent risks and uncertainties. The Republic of South Africa cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:
•	external factors, such as interest rates in financial markets outside the Republic of South Africa and social and economic conditions in the Republic of South Africa’s neighbors and major export markets;

•	internal factors, such as general economic and business conditions in the Republic of South Africa, present and future exchange rates of the rand, foreign currency reserves, the ability of the South African government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE
          The Republic of South Africa files Annual Reports on Form 18-K with the Securities and Exchange Commission on a voluntary basis. The Republic’s Annual Report on Form 18-K for the fiscal year ended March 31, 2006 filed with the Commission on December 6, 2006 (File No. 033-85866), as amended by the Form 18-K/A filed with the Commission on March 20, 2007 (File No. 033-85866), the Form 18-K/A filed with the Commission on May 8, 2007 (File No. 033-85866) and the Form 18-K/A filed with the Commission on June 4, 2007 (File No. 033-85866), is hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the Commission by the Republic on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities and/or warrants to purchase debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term “Annual Report” will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.
          Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.
          Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to Ambassador Welile Nhlapo, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, N.W., Washington, D.C. 20008.
USE OF PROCEEDS
          Unless otherwise specified in an applicable prospectus supplement, the net proceeds from the sale of the debt securities and/or warrants to purchase debt securities will be used for the general purposes of the South African government. South Africa may also issue securities in exchange for any of its outstanding securities.
DESCRIPTION OF DEBT SECURITIES
          The following description sets forth certain general terms and provisions common to all series of the debt securities and the amended and restated fiscal agency agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the amended and restated fiscal agency agreement and the debt securities.

General
          The South African government may issue one or more series of debt securities as it chooses to authorize.
          The accompanying prospectus supplement will describe the following terms of the debt securities:
•	the title;

•	the price or prices at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

•	the date or dates on which principal and interest will be payable;

•	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, the record dates for payment of interest and interest payment dates;

•	the place or places where principal and interest payments will be made;

•	the time and price limitations on redemption of the debt securities;

•	our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

•	whether the debt securities will be in bearer form (which may or may not be registrable as to principal) with interest coupons, if any, or in fully registered form, or both, and restrictions on the exchange of one form for another;

•	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which these amounts will be determined;

•	whether and under what circumstances the South African government will issue the debt securities as global debt securities;

•	whether the debt securities will be designated to be collective action securities (as described below in “Collective Action Securities”); and

•	any other specific terms of the debt securities.
          Any debt securities offered by the South African government that are exchangeable for other debt securities or for equity securities of entities owned by South Africa will be described in the prospectus supplement relating to such debt securities. Any special United States federal income tax and other considerations applicable to any debt securities (i) issued with original issue discount, (ii) denominated in a currency other than the U.S. dollar or (iii) payments on which are determined by reference to any index also will be described in the prospectus supplement relating to such debt securities.
          There will be a fiscal agent or agents for the South African government in connection with the debt securities whose duties will be governed by the amended and restated fiscal agency agreement. The South African government will appoint a fiscal agent for each series of debt securities, which may or may not be the same fiscal agent. So long as no conflict of interest arises, the fiscal agent may engage or be interested in any financial or other transaction with the South African government. The fiscal agent is the agent of the South African government. The fiscal agent is not a trustee for the holders of debt securities and does not have a trustee’s responsibilities or duties to act for the holders of debt securities.
          The South African government may issue debt securities that bear no interest or interest at a rate which at the time of issuance is below market rates to be sold at a substantial discount below their stated principal amount. Special considerations applicable to any debt securities sold at a discount will be described in the prospectus supplement relating to the debt securities.
          The South African government will make payments of principal of (and premium, if any) and interest on the debt securities at the place or places and in the currency or currencies it designates and sets forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on fully registered debt securities will be paid by check mailed to the persons in whose names the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the person’s address that appears on the register of the debt securities.
Currency Transfer Guarantee
          Unless otherwise provided in the applicable prospectus supplement, the debt securities will benefit from a currency transfer guarantee of the South African Reserve Bank, under which the South African Reserve Bank, in its capacity as the agent for the Minister of Finance for purposes of enforcement of South African Exchange Control Regulations, will irrevocably and unconditionally guarantee that the transfer to the fiscal agent of all sums in the amount and in the currency required for the fulfillment of the financial obligations arising from the debt securities and the amended and restated fiscal agency agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at that time in South Africa and without any obligation of a holder of debt securities or the fiscal agent to submit an affidavit or to comply with any other formality.
Nature of the Obligations of the South African Government
          The debt securities will constitute the direct, unconditional, general and (subject to the provisions below) unsecured and unsubordinated obligations of the South African government and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the South African government for moneys borrowed. The full faith and credit of the South African government will be pledged for the due and punctual payment of, and the due and timely performance of all the South African government’s obligations relating to, the debt securities. Amounts payable in respect of principal of and interest on the debt securities will be charged upon and be payable out of the National Revenue Fund of the South African government, where the public revenues of the South African government are deposited, equally and ratably with all other amounts so charged and amounts payable in respect of all other general loan obligations of the South African government.
Negative Pledge
          So long as any debt security remains outstanding, the South African government will not create any mortgage, pledge, lien or other arrangement creating security upon any of its present or future revenues or assets to secure any present or future debt of the South African government, including:
•	moneys borrowed by the South African government, and

•	guarantees given by the South African government of debts incurred by other parties which are denominated or payable in a currency other than the South African rand, without equally and ratably securing the outstanding debt securities. The South African government may, however, create security on goods or other assets provided to or acquired by it and securing a sum not greater than the purchase price, including interest and other related charges, of these goods or assets and related services.

South African Taxation
          Under existing South African law, all payments of principal and interest in respect of the debt securities will be exempt from any taxes, levies, imposts, duties, deductions, withholdings or other charges, of whatsoever nature, imposed, levied, collected, withheld or assessed by the South African government or any political subdivision or taxing authority thereof or therein (all of which are referred to herein as “South African Taxes”) so long as the beneficial owner of the relevant debt security is either:
(1)	a natural person who is not a tax resident in South Africa as defined in the South African Income Tax Act, No. 58 of 1962, unless:
•	that person carries on business in South Africa through a permanent establishment, and

•	that person was physically present in South Africa for a period exceeding 183 days in aggregate during the relevant year of assessment, or
(2)	a company, incorporated association, corporation or other body corporate which is not a resident as defined in the South African Income Tax Act, No. 58 of 1962 who does not carry on business in South Africa through a permanent establishment.
          A natural person will be a tax resident of South Africa if he or she is:
•	ordinarily resident in South Africa, or

•	physically present in South Africa for a period or periods exceeding 91 days in aggregate during the relevant year of assessment, as well as for a period or periods exceeding 91 days in aggregate during each of the preceding five years and for more than 915 days in the aggregate during those five preceding years of assessment.
          A company, incorporated association, corporation or other body corporate will be a resident of South Africa if it is incorporated, established or formed in South Africa or if it is effectively managed in South Africa unless it is considered exclusively a resident of another country for purposes of the application of any agreement entered into between the governments of the Republic of South Africa and that other country for the avoidance of double taxation.
          Without prejudice to the foregoing, if any payment of principal or interest is not exempt as aforesaid, the South African government has agreed to pay, to the extent permitted by law, such additional amounts as are necessary in order that the net payment, after the imposition of any South African Taxes, will not be less than the amount the holder would have received in the absence of South African Taxes, except that no such additional amounts shall be payable in respect of:
     (a) any South African Taxes that are imposed by reason of the failure of the holder or beneficial owner of the debt security to make a declaration of non-residence or other similar claim for exemption to the relevant tax authority, or
     (b) any Debt Security presented for payment more than 30 days after
(i) the date on which such payment first becomes due, or
(ii) if the full amount of the money payable has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received that notice to that effect shall have been duly given in the manner provided in the amended and restated fiscal agency agreement, except to the extent that the holder thereof would have been entitled to additional amounts on presenting the same for payment on the expiration of such period of 30 days.
          Any reference herein to principal and/or interest shall be deemed also to refer to any additional amounts which may be payable hereunder.
United States Taxation
          In the opinion of Linklaters LLP, special United States tax counsel for the South African government, the following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities. This summary does not address the material U.S. federal income tax consequences of every type of debt security which may be issued by South Africa, and the relevant prospectus supplement will contain additional or modified disclosure concerning the material U.S. federal income tax consequences relevant to the type of debt security as appropriate. This summary deals only with initial purchasers of debt securities at the issue price that will hold the debt securities as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of debt securities by particular investors, and does not address state, local, foreign or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the debt securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar).
          As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes. The term “Non-U.S. Holder” means a beneficial owner of debt securities that is, for United States federal income tax purposes, (i) a non-resident alien individual, (ii) a corporation not created or organized under the laws of the United States or any State thereof, (iii) a foreign estate or trust, or (iv) a partnership all of whose partners are Non-U.S. Holders.
          The U.S. federal income tax treatment of a partner in a partnership that holds debt securities will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of debt securities by the partnership.
          The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.
U.S. Holders
          Any special U.S. federal income tax considerations which apply to debt securities issued in a currency other than U.S. dollars or issued with more than de minimis original issue discount, and any limitations on sales of debt securities in bearer form, will be described in the applicable prospectus supplement.
Payments of Interest

          Interest on a debt security will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes. Interest paid on the debt securities constitutes income from sources outside the United States. Prospective purchasers should consult their tax advisers concerning the applicability of the foreign tax credit and source of income rules to income attributable to the debt securities.
Sale and Retirement of the Debt Securities
          A U.S. Holder will generally recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and the tax basis of the debt security. A U.S. Holder’s tax basis in a debt security will generally be its U.S. dollar cost. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Gain or loss recognized by a U.S. Holder on the sale or retirement of a debt security will be capital gain or loss and will be long-term capital gain or loss if the debt security was held by the U.S. Holder for more than one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a debt security generally will be U.S. source.
Backup Withholding and Information Reporting
          Payments of principal and interest on, and the proceeds of sale or other disposition of debt securities by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations), are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.
Non-U.S. Holders
          Under United States federal income tax law as currently in effect, a Non-U.S. Holder will not be subject to United States federal income taxes, including withholding taxes, on payments of interest on the debt securities, unless:
               (i) the holder is an insurance company carrying on a United States insurance business to which the interest is attributable, or
               (ii) the holder has an office or other fixed place of business in the United States to which the interest is attributable, and the interest either (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.
          The gain realized on any sale or exchange of the debt securities by a Non-U.S. Holder will not be subject to United States federal income tax, including withholding tax, unless (i) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale, and either (A) the gain or income is attributable to an office or other fixed place of business maintained in the United States by the holder or (B) the holder has a tax home in the United States.
          The fiscal agent will be required to file information returns with the IRS with respect to payments made to certain United States persons on the debt securities. In addition, certain United States persons may be subject to United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the fiscal agent, and may also be subject to information reporting and backup withholding requirements with respect to proceeds from a sale of the debt securities. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of these information reporting requirements and backup withholding tax.
          A debt security held by an individual holder who at the time of death is a nonresident alien will not be subject to United States federal estate tax.
Events of Default
          The events of default are:
     (1) default in any payment of principal of (and premium, if any, on) or interest on any of the debt securities of such series and the continuance of the default for a period of more than 30 days after the due date, or
     (2) failure to perform or observe any other obligation under the debt securities of such series and the continuance of the default for a period of 60 days following written notice of the default to the South African government at the office of the fiscal agent by any holder (except where the failure is not capable of remedy, in which event no notice is required), or
     (3) if
(a) any other present or future External Indebtedness becomes due and payable prior to its stated maturity by reason of default, or any such External Indebtedness is not paid at its maturity as extended by any applicable grace period, or any External Indebtedness in the form of a guarantee is not honored when due and called upon or within any applicable grace period, or
(b) the South African government declares a general moratorium on the payment of any External Indebtedness.
Acceleration of Maturity
          The descriptions contained in this section “Description of Debt Securities—Acceleration of Maturity” do not apply to any series of debt securities that have been designated collective action securities. See “Acceleration of Maturity of the Collective Action Securities” below for descriptions of the corresponding terms of collective action securities.
          If any of the events of default described in “Events of Default” above occurs and is continuing, the holder of any debt security may, by written notice to the South African government and the fiscal agent, to be addressed to the specified office of the fiscal agent, declare the debt security due and payable immediately.
          If prior to receipt of a demand by the fiscal agent all defaults have been cured, the securities may not be declared due and payable immediately. Because each series of debt securities are independent of each other series, a default with respect to one series of debt securities will not, in itself, constitute a default with respect to, or permit the acceleration of the maturity of, debt securities of a different series except as provided in clause (3) above.
Redemption
          If the debt securities of a series provide for mandatory redemption by the South African government,

or redemption at the election of the South African government, redemption shall be on not more than 60 nor less than 30 days’ notice and, in the event of redemption in part, the debt securities to be redeemed will be selected by lot by the fiscal agent. Unless all the debt securities of a series to be redeemed are registered debt securities or bearer debt securities registered as to principal, notice of redemption will be published at least twice prior to the redemption date in a newspaper printed in the English language and of general circulation in Europe and at such other places, if any, as are set forth in such debt securities.
          Additionally, notice of such redemption will be mailed to holders of registered debt securities of such series, and to those holders of bearer debt securities of such series who have registered the principal of their debt securities, to their last addresses as they appear on the register for the debt securities of such series. Under United States income tax regulations, special rules will apply to debt securities that can be redeemed prior to maturity if the yield on the redeemed debt securities would be lower than the yield on the debt securities if outstanding to stated maturity.
Amendments to the Terms of the Debt Securities
          The descriptions contained in this section “Description of Debt Securities—Amendments to the Terms of the Debt Securities” do not apply to any series of debt securities that have been designated collective action securities. See “Amendments to the Terms of the Collective Action Securities” below for descriptions of the corresponding terms of collective action securities.
     Amendments Requiring Unanimous Holder Consent
          None of the following modifications or amendments may be effected without the consent of the holder of each debt security of the series being modified or amended:
     (•) change the due date for the payment of the principal of (or premium, if any) or any instalment of interest on any debt security of such series,
     (•) reduce the principal amount of any debt security of such series, the portion of such principal amount which is payable upon acceleration of the maturity of such debt security, the interest rate thereon or the premium payable upon redemption thereof,
     (•) change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the debt securities of such series is payable,
     (•) shorten the period during which the South African government is not permitted to redeem the debt securities of such series, or permit the South African government to redeem the debt securities of such series if, prior to such action, the South African government is not permitted to do so,
     (•) reduce the proportion of the principal amount of the debt securities of such series the vote or consent of the holders of which is necessary to modify, amend or supplement the amended and restated fiscal agency agreement or the terms and conditions of the debt securities of such series or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, taken or given, or
     (•) change the obligation of the South African government to pay additional amounts.
     Amendments Requiring Consent by Vote of 66 2/3% of the Holders or Written Consent
          The South African government and the fiscal agent for any series may modify, amend or supplement the terms of the debt securities of that series or the amended and restated fiscal agency agreement in any way, if they have received approval by affirmative vote of 66 2/3% or greater (or as may be specified in the text of the debt securities of the series) of the aggregate principal amount of the debt securities of that series then outstanding
     (•) at a meeting of holders duly called and held, or
     (•) by written consent in lieu of such meeting.
     Amendments Not Requiring the Consent of Holders
          The South African government and the fiscal agent may, without the vote or consent of any holder of debt securities, amend the amended and restated fiscal agency agreement or the debt securities of any series for the purpose of
     (•) adding to the covenants of the South African government for the benefit of the holders of debt securities,
     (•) surrendering any right or power conferred upon the South African government,
     (•) securing the debt securities pursuant to the requirements of the debt securities or otherwise,
     (•) curing any ambiguity or curing, correcting or supplementing any defective provision thereof, or
     (•) amending the amended and restated fiscal agency agreement or the debt securities of such series in any manner which the South African government and the fiscal agent may determine and which shall not be inconsistent with the debt securities of such series and shall not adversely affect the interest of any holder of debt securities.
Governing Law; Consent to Service
          The amended and restated fiscal agency agreement and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except with respect to all matters governing South Africa’s authorization of issuance and execution of any debt securities and any other matters required to be governed by the laws of the Republic of South Africa, which will be governed by the laws of the Republic of South Africa.
          The South African government will accept the jurisdiction of any State or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be maintained by any holder of those securities. The South African government will appoint Ambassador Welile Nhlapo, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, N.W., Washington, D.C. 20008 to be its authorized agent upon whom process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the debt securities brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.
          This appointment of an agent for service of process will be irrevocable until all amounts in respect of the principal of (and premium, if any), and any interest due and to become due on or in respect of all of the debt securities have been provided to the fiscal agent pursuant to the terms of the amended and restated fiscal agency agreement and either paid or returned to the South African government as provided in the amended and restated fiscal agency agreement, except that, if for any reason, the authorized agent ceases to be able to act as such authorized agent or ceases to have an address in the United States, the South African government will appoint another person in Washington, D.C. or The City of New York, selected in its discretion, as its authorized agent.

          Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.
Collective Action Securities
          South Africa may designate a particular series of debt securities to be collective action securities, the specific terms of which shall be described in the prospectus supplement relating to such securities. Debt securities designated to be collective action securities will have the same terms and conditions as the debt securities described in “Description of Debt Securities” above, except that such collective action securities shall contain different provisions relating to certain aspects of acceleration and voting on amendments, modifications, changes and waivers, as set forth below.
Acceleration of Maturity of the Collective Action Securities
          If any of the events of default described in “Events of Default” above occurs and is continuing with respect to any series of collective action securities, the holders of at least 25% of the aggregate principal amount of the collective action securities outstanding (as defined below) of that series may, by notice to the fiscal agent, declare all the collective action securities of that series to be due and payable immediately.
          Upon any declaration of acceleration, the principal, interest and all other amounts payable on the collective action securities of that series will become immediately due and payable on the date South Africa receives written notice of the declaration, unless South Africa has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding collective action securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.
          If prior to receipt of a demand by the fiscal agent all defaults have been cured, the collective action securities may not be declared due and payable immediately. Because each series of collective action securities of that series is independent of each other series, a default with respect to one series of such securities will not, in itself, constitute a default with respect to, or permit the acceleration of the maturity of, collective action securities of a different series except as provided in clause (3) of “Description of Debt Securities—Events of Default” above.
Amendments to the Terms of the Collective Action Securities
          South Africa, the fiscal agent and the holders may generally modify or take actions with respect to the amended and restated fiscal agency agreement or the terms of any series of the collective action securities:
•	with the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding collective action securities of that series that are represented at a meeting, or

•	with the written consent of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding collective action securities of that series.
However, the holders of not less than 75% of the aggregate principal amount of any series of the outstanding collective action securities, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the collective action securities of that series that would:

•	change the due dates for the payment of principal of or interest on the collective action securities of that series,

•	reduce any amounts payable on the collective action securities of that series,

•	reduce the amount of principal payable upon acceleration of the maturity of the collective action securities of that series,

•	reduce the interest rate of the collective action securities of that series,

•	change the payment currency or places of payment for the collective action securities of that series,

•	permit early redemption of the collective action securities of that series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price,

•	reduce the percentage of holders of the collective action securities of that series whose vote or consent is needed to amend, supplement or modify the amended and restated fiscal agency agreement (as it relates to the collective action securities of that series) or the terms and conditions of the collective action securities of that series or to take any other action with respect to the collective action securities of that series or change the definition of “outstanding” with respect to the collective action securities of that series,

•	change South Africa’s obligation to pay any additional amounts in respect of the collective action securities of that series,

•	change the governing law provision of the collective action securities of that series,

•	change the courts to the jurisdiction of which South Africa has submitted, South Africa’s obligation to appoint and maintain an agent for service of process in Washington, D.C. or The City of New York or South Africa’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the collective action securities of that series, as described herein,

•	in connection with an exchange offer for the collective action securities of that series, amend any event of default under the collective action securities of that series, or

•	change the status of the collective action securities of that series, as described under “Description of Debt Securities—Nature of the Obligations of the South African Government” above.
          South Africa refers to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of any series of the collective action securities, can be made without the consent of individual holders of the collective action securities of that series, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding collective action securities of that series) agree to the change.
          South Africa and the fiscal agent may, without the vote or consent of any holder of any series of the collective action securities, amend the amended and restated fiscal agency agreement or any series of the collective action securities for the purpose of:
•	adding to South Africa’s covenants for the benefit of the holders,

•	surrendering any of South Africa’s rights or powers,

•	providing collateral for the collective action securities of that series,

•	curing any ambiguity or correcting or supplementing any defective provision, or

•	making any other change that (a) is not inconsistent with the collective action securities of that series and (b) does not adversely affect the interest of any holder of the collective action securities of that series in any material respect.
          For purposes of determining whether the required percentage of holders of any series of the collective action securities has approved any amendment, modification or change to, or waiver of, the collective action securities of that series or the amended and restated fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the collective action securities of that series, collective action securities of that series owned, directly or indirectly, by South Africa or any public sector instrumentality of South Africa will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only collective action securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the South African Reserve Bank, any department, ministry or agency of the South African government or any corporation, trust, financial institution or other entity owned or controlled by the South African government or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or to elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.
DESCRIPTION OF WARRANTS
          The following description sets forth certain general terms and provisions of the warrants and the warrant agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the warrant agreement and the warrants.
General
          The South African government may issue, together with any debt securities offered by any prospectus supplement or separately, warrants for the purchase of other debt securities. Each series of warrants will be issued under a warrant agreement to be entered into between the South African government and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of warrants.
          Each prospectus supplement that provides for the issuance of warrants will describe the following terms:
•	the terms referred to above under “Description of Debt Securities—General” as they relate to the particular series of debt securities that may be purchased by holders of the warrants,

•	the principal amount of debt securities that may be purchased by a holder of one warrant,

•	the purchase price of debt securities to someone exercising a warrant,

•	the procedures of and conditions that must be followed to purchase debt securities by exercising the warrant,

•	the dates on which the right to exercise the warrants shall begin and end,

•	whether and under what conditions the warrants may be terminated or cancelled by the South African government,

•	the date, if any, on and after which the warrants and debt securities issued together may be separately transferred,

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, whether they will be exchangeable between such forms and, if registered, where they may be transferred and registered, and

•	other specific provisions.
Governing Law; Consent to Service
          The warrants will be governed by and construed in accordance with the laws of the State of New York except with respect to their authorization and execution and any other matters required to be governed by the laws of the Republic of South Africa. The South African government will accept the jurisdiction of any State or Federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the warrants that may be maintained by any holder of those warrants. The South African government will appoint the warrant agent as its authorized agent upon which process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the warrants brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.
          Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.
United States Taxation
          Information with respect to the United States tax consequences of the issuance, purchase, exercise and expiration of warrants, including possible original issue discount on debt securities issued with warrants, will be set forth in the prospectus supplement relating to any particular issue of warrants.
PLAN OF DISTRIBUTION
          South Africa may sell debt securities or warrants to purchase debt securities to or through underwriters, and also may sell debt securities or warrants to purchase debt securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the debt securities or warrants to purchase debt securities offered thereby.
          The distribution of the debt securities or warrants to purchase debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
          In connection with the sale of debt securities or warrants to purchase debt securities, underwriters may receive compensation from the South African government or from purchasers of debt securities or warrants to purchase debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities or warrants to purchase debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities or warrants to purchase debt securities may be deemed to be underwriters, and any discount or commission received by them from the South African government and any profit on the resale of debt securities or warrants to purchase debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the “Act”). Any such underwriter or agent will be identified, and any such compensation received from the South African government will be described, in the prospectus supplement.
          The debt securities or warrants to purchase debt securities will be a new issue of debt securities or warrants to purchase debt securities with no established trading market. Underwriters and agents to whom debt securities or warrants to purchase debt securities are sold by the South African government for public offering and sale may make a market in such debt securities or warrants to purchase debt securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities or warrants to purchase debt securities.
          Under agreements which may be entered into by the South African government, underwriters, dealers and agents who participate in the distribution of debt securities or warrants to purchase debt securities may be entitled to indemnification by the South African government against certain liabilities, including liabilities under the Act.
          South Africa may offer the securities of any series to holders of other South African securities as consideration for the purchase or exchange by South Africa of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.
          If so indicated in the prospectus supplement, the South African government will authorize underwriters or other persons acting as the South African government’s agents to solicit offers by certain institutions to purchase debt securities or warrants to purchase debt securities from the South African government pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the South African government. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities or warrants to purchase debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.
OFFICIAL STATEMENTS
          Information included in this prospectus, or in any document incorporated by reference into this prospectus, that is identified as being derived from a publication of, or supplied by, the South African government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the South African government. All other information in this prospectus, or in any document incorporated by reference into this prospectus, and in the registration statement of which this prospectus is a part, other than that included under the caption “Plan of Distribution” in this prospectus, or in any document incorporated by reference into this prospectus, is included as a public official statement made on the authority of the Minister of Finance of the Republic of South Africa.
VALIDITY OF THE SECURITIES
          The validity of each series of debt securities or warrants to purchase debt securities will be passed upon on behalf of the South African government by Advocate Enver Daniels, S.C., the Chief State Law Adviser of the Republic of South Africa, and on behalf of the Underwriters by Linklaters LLP, New York, New York, and Edward Nathan Sonnenbergs, Johannesburg. As to all matters of South African law, Linklaters LLP may rely upon the opinions of Advocate Enver Daniels, S.C. and Edward Nathan Sonnenbergs. All statements with respect to matters of South African law in this prospectus have been passed upon by Advocate Enver Daniels, S.C., and are made upon her authority. Linklaters LLP may act from time to time on behalf of the South African government.
AUTHORIZED REPRESENTATIVE
          The Authorized Representative of the Republic of South Africa in the United States of America is Ambassador Welile Nhlapo, whose address is:
Embassy of the Republic of South Africa
3051 Massachusetts Avenue, N.W.
Washington, D.C. 20008
FURTHER INFORMATION
          The issue and terms of debt securities or warrants to purchase debt securities will be authorized by the Minister of Finance of the Republic of South Africa pursuant to the authority conferred upon him by the Public Finance Management Act, 1999 (Act No. 1 of 1999) of the Republic of South Africa.
          A registration statement with respect to South Africa and the debt securities or warrants to purchase debt securities has been filed with the Securities and Exchange Commission, 100 F Street N.W., Washington, D.C., 20549, under the Act. Additional information concerning South Africa and the debt securities or warrants to purchase debt securities is to be found in the registration statement, any pre- or post-effective amendment to the registration statement and any document incorporated by reference into the registration statement, including the various exhibits to these documents, which may be inspected at the office of the Commission.
          The Republic of South Africa, although not subject to the reporting requirements of the Securities Exchange Act of 1934, files Annual Reports on Form 18-K with the Commission on a voluntary basis. These Annual Reports include certain material statistical and other information concerning the Republic of South Africa. The Republic of South Africa may also include exhibits to its Annual Report on Form 18-K and file amendments on Form 18-K/A, for the purpose of filing with Commission information that has not been included in the registration statement to which this prospectus and any related prospectus supplement relate, which information would thereby be incorporated by reference into the registration statement. Annual Reports on Form 18-K and amendments on Form 18-K/A of the Republic of South Africa may be inspected at the office of the Commission, or reviewed on the Commission’s Internet site at (http://www.sec.gov). This site contains reports and other information regarding issuers that file electronically with the Commission.

ISSUER
REPUBLIC OF SOUTH AFRICA
National Treasury
40 Church Street
Pretoria 0001
South Africa
Phone: 27 12 315 5591
FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR
Deutsche Bank Trust Company Americas
(formerly Bankers Trust Company)
280 Park Avenue
New York, New York 10017
United States of America
LEGAL ADVISER TO THE REPUBLIC OF SOUTH AFRICA
Enver Daniels
The Chief State Law Adviser of
the Republic of South Africa
12th Floor, Momentum Building
East Tower
329 Pretorius Street
Pretoria 0001
South Africa
LEGAL ADVISERS TO THE UNDERWRITERS

As to United States Law	As to South Africa Law
Linklaters LLP	Edward Nathan Sonnenbergs Inc.
1345 Avenue of the Americas	150 West Street
New York, NY 10105	Sandton
United States of America	Johannesburg 2196
South Africa
LISTING AGENT AND PAYING AGENT IN LUXEMBOURG
Deutsche Bank Luxembourg S.A.
CTAS Operations, Group Technology & Operations (GTO)
2 Bld Konrad Adenauer, L-1115 Luxembourg
Telephone: (00352) 421.22.639
Facsimile: (00352) 47.31.36

REPUBLIC OF SOUTH AFRICA
US$
6.875% NOTES DUE 2019
PROSPECTUS SUPPLEMENT

Barclays Capital	J.P. Morgan
Standard Bank
, 2009